UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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MBIA Inc.

(Name of Registrant as Specified In Its Charter)

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MBIA Inc.	Daniel P. Kearney
113 King Street	Chairman
Armonk, NY 10504	Joseph W. Brown
914-273-4545	Chief Executive Officer

March 18, 2011

Dear Owners:

You are cordially invited to attend the annual meeting of MBIA shareholders on Wednesday, May 4, 2011 at 10:00 a.m. in our headquarters office at 113 King Street, Armonk, New York.

Our agenda for this year’s meeting is for shareholders to:

•	vote on the election of Directors

•	express their opinion, on an advisory basis, on executive compensation

•	express their opinion, on an advisory basis, on the frequency of future advisory votes on executive compensation

•	ratify the selection of independent auditors for 2011

After the formal agenda is completed, Jay Brown will be happy to answer any questions you may have.

Even if you do not plan to attend the annual meeting, we urge you to vote your shares. Instructions for using all of the available voting options are included in the enclosed proxy statement.

We appreciate your continued support on these matters and look forward to seeing you at the meeting.

Very truly yours,

Daniel P. Kearney Chairman	Joseph W. Brown Chief Executive Officer

MBIA Inc.

Notice of Annual Meeting of Shareholders

and Proxy Statement

Dear Shareholders:

We will hold the 2011 Annual Meeting of MBIA Inc. (“MBIA” or the “Company”) Shareholders at the Company’s principal executive offices located at 113 King Street, Armonk, New York 10504, on Wednesday, May 4, 2011 at 10:00 a.m. EDT in order for shareholders to:

1.	elect nine Directors for a term of one year, expiring at the 2012 Annual Meeting;

2.	express their opinion, on an advisory basis, on the compensation paid to the Company’s named Executive Officers (“NEOs”) as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (“SEC”), including under the “Compensation discussion and analysis” and “Executive compensation tables” sections of the proxy statement;

3.	express their opinion, on an advisory basis, on whether we should seek such an advisory vote on NEO compensation every one, two, or three years;

4.	ratify the selection of PricewaterhouseCoopers LLP (“PwC”), certified public accountants, as independent auditors for the Company for the year 2011; and

5.	transact any other business as may properly come before the meeting.

These items are more fully described in the following pages.

This year, we have again elected to adopt the SEC rules that allow companies to furnish proxy materials to their shareholders over the Internet. The Notice of Internet Availability of Proxy Materials (the “Notice”) provided to shareholders contains instructions on how to access our 2010 Annual Report to Shareholders and proxy materials for the 2011 Annual Meeting online, how to request a paper copy of these materials and how to vote your shares. We expect to furnish the Notice and make proxy materials available beginning on or about March 22, 2011.

The Notice provides instructions regarding how to view our proxy materials for the 2011 Annual Meeting online. As explained in greater detail in the Notice, to view the proxy materials and vote, you will need to visit www.proxyvote.com and have available your 12-digit control number(s) contained on your Notice.

If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request them. There is no charge for requesting a copy. To facilitate timely delivery, please make your request on or before April 21, 2011. To request paper copies, shareholders can either go to www.proxyvote.com or call 1-800-579-1639 or send an email to sendmaterial@proxyvote.com. Please note that if you request materials by email, send a blank email with your 12-digit control number(s) (located on the Notice) in the subject line.

You have the option to receive all future proxy statements, proxy cards and annual reports electronically via email or the Internet. If you elect this option, the Company will only mail materials to you in the future if you request that we do so. To sign up for electronic delivery, please follow the instructions below under “Voting” to vote your shares using the Internet. After submitting your vote, follow the prompts to sign up for electronic delivery.

Sincerely,

Ram D. Wertheim
Secretary

113 King Street

Armonk, New York 10504

March 18, 2011

General information

How it works. The Board of Directors of the Company is soliciting shareholders’ proxies in connection with the Annual Meeting of Shareholders to be held at the Company’s principal executive offices located at 113 King Street, Armonk, New York 10504, on Wednesday, May 4, 2011 at 10:00 a.m. EDT. Only shareholders of record at the close of business on March 9, 2011 may vote at the Annual Meeting. As of March 9, 2011, there were 199,890,985 shares of our common stock (which is our only class of voting stock) outstanding and eligible to be voted. Treasury shares are not voted. Each shareholder has one vote for each share of MBIA common stock that he or she owned on the record date for all matters being voted on.

A quorum is constituted by the presence, in person or by proxy, of holders of our common stock representing a majority of the number of shares of common stock entitled to vote. Abstentions and broker non-votes will be considered present to determine the presence of a quorum.

Voting. You may vote using one of the following methods:

Internet. You may vote on the Internet up until 11:59 PM Eastern Time the day before the meeting by going to the website for Internet voting on the Notice or proxy card (www.proxyvote.com) and following the instructions on your screen. Have your Notice or proxy card available when you access the web page. If you vote by the Internet, you should not return your proxy card.

Telephone. You may vote by telephone by calling the toll-free telephone number on your proxy card (1-800-690-6903), 24 hours a day and up until 11:59 PM Eastern Time the day before the meeting, and following the prerecorded instructions. Have your proxy card available when you call. If you vote by telephone, you should not return your proxy card.

Mail. If you received your proxy materials by mail, or if you received a Notice and requested a paper copy of the materials, you may vote by mail by marking your proxy card, dating and signing it, and returning it in the postage-paid envelope provided or as directed on the voting instruction form.

In Person. You may vote your shares in person by attending the Annual Meeting and submitting your proxy at the meeting. If your shares are held in the name of a bank, broker or other holder of record (i.e., your shares are held in “street name”), to vote at the Annual Meeting, you must obtain a proxy executed in your favor from the holder of record and bring it to the Annual Meeting in order to vote.

You can revoke your proxy at any time before the Annual Meeting. If your shares are held in street name, you must follow the instructions of your broker to revoke your voting instructions. If you are a holder of record and wish to revoke your proxy instructions, you must advise the Secretary in writing before the proxies vote your common stock at the meeting, deliver later dated proxy instructions, or attend the meeting and vote your shares in person. Unless you decide to attend the meeting and vote your shares in person after you have submitted voting instructions, we recommend that you revoke or amend your prior instructions in the same way you initially gave them – that is, by telephone, Internet, or mail. This will help to ensure that your shares are voted the way you have finally determined you wish them to be voted.

All shares that have been voted properly by an unrevoked proxy will be voted at the Annual Meeting in accordance with your instructions. If you sign and submit your proxy card, but do not give voting instructions, the shares represented by that proxy will be voted as our Board recommends.

If your shares are held in street name, you may receive voting instructions from the holder of record. If you do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. Brokers do not have discretionary authority to vote on the election of Directors (Proposal 1), the advisory vote on NEO compensation (Proposal 2) or the advisory vote on the frequency of future advisory NEO compensation votes (Proposal 3). Please instruct your broker so your vote can be counted.

Dissenters’ rights. Under Connecticut law, dissenters’ rights are not available with respect to the matters included in the formal agenda for the 2011 Annual Meeting of Shareholders.

Miscellaneous. The cost to prepare and mail these proxy materials will be borne by the Company. Proxies may be solicited by mail, in person or by telephone by Directors, officers and regular employees of the Company without extra compensation and at the Company’s expense. The Company will also ask bankers and brokers to solicit proxies from their customers and will reimburse them for reasonable expenses. In addition, the Company has engaged MacKenzie Partners, Inc. of New York City to assist in soliciting proxies for a fee of approximately $8,000 plus reasonable out-of-pocket expenses.

A copy of the Company’s Annual Report on Form 10-K is available on the Company’s website at www.mbia.com under the “SEC Filings” tab or by writing to Shareholder Information at MBIA Inc., 113 King Street, Armonk, New York 10504.

Board of Directors corporate governance

The Board of Directors and its committees

The Board of Directors supervises the overall affairs of the Company. To assist it in carrying out these responsibilities, the Board has delegated authority to the four regular committees described below. In addition, the Board has also appointed the Special Litigation Committee and the Demand Review Committee, which are also described below, as temporary special committees to investigate certain shareholder claims. The Board of Directors met seven times in regular sessions during 2010. In addition to its regular sessions, the Board met one time in a special session during 2010. The Board of Directors has regularly scheduled non-management Director meetings. Pursuant to the “MBIA Inc. Board Corporate Governance Practices,” each Director is expected to attend at least 75% of all Board meetings and committee meetings of which that Director is a member. All of the Directors met this requirement in 2010. The MBIA Inc. Board Corporate Governance Practices can be found on the Company’s website, www.mbia.com, under the “Ethics and Governance” tab, and are available in print to any shareholder who requests a copy by writing to Shareholder Information at MBIA Inc., 113 King Street, Armonk, New York 10504. The Company does not have a policy on Director attendance at annual meetings of shareholders. Eight of the Company’s nine Directors attended the 2010 Annual Meeting.

Regular Board committees. Each regular Board committee has a charter, which can be found on the Company’s website, www.mbia.com, under the “Ethics and Governance” tab, and is available in print to any shareholder who requests a copy by writing to Shareholder Information at MBIA Inc., 113 King Street, Armonk, New York 10504. The committees are as follows:

The Executive Committee, which at year-end consisted of Messrs. Kearney (Chair), Brown, Coulter and Vaughan, did not meet during 2010. This Committee is authorized to exercise powers of the Board during intervals between Board meetings, subject to limitations set forth in the By-Laws of the Company and the Committee’s Charter.

The Finance and Risk Committee, which at year-end consisted of Messrs. Rinehart (Chair), Brown, Coulter and Lee and Dr. Meyer, met four times in regular sessions and one time in a special session during 2010. This Committee assists the Board in monitoring the Company’s (i) proprietary investment portfolios, (ii) capital and liquidity risks and risk management, (iii) enterprise market risks and risk management, (iv) credit risk and risk management in the Company’s operations and (v) compliance with regulatory financial requirements and risk limits and with the Company’s capital and risk policies, requirements and limits as approved by the Committee and the Board from time to time.

The Compensation and Governance Committee (the “Compensation Committee”), which at year-end consisted of Mr. Coulter (Chair), Dr. Gaudiani, and Messrs. Kearney and Vaughan, met five times in regular sessions and one time in a special session during 2010. In accordance with the Compensation Committee Charter and the listing standards of the New York Stock Exchange, each of the Compensation Committee members is independent. As part of its specific role, it is responsible for (i) setting the overall compensation principles of the Company, (ii) overseeing executive compensation, (iii) reviewing the Company’s compensation and benefit program, (iv) overseeing significant organizational and personnel matters, (v) determining the membership, size, and composition of the Board, (vi) setting Directors’ compensation, (vii) selecting Directors to serve on the Board committees, and (viii) developing corporate governance principles and practices.

The Board approves the CEO’s compensation level and approves the recommendations of the Compensation Committee for the other NEOs’ compensation levels. Since 2005, the Compensation Committee has retained compensation consulting firms to assist and advise it in conducting reviews of the Company’s compensation plans for appropriateness and to assess the competitiveness of the Company’s compensation levels relative to market practice.

Compensation and Governance Committee interlocks and insider participation. No member of the Compensation Committee has ever been an officer or employee of the Company or any of its subsidiaries. During 2010, no NEO served as a Director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers is or has been a Director of the Company or a member of the Company’s Compensation Committee.

The Audit Committee, which at year-end consisted of Messrs. Vaughan (Chair), Kearney, Rinehart and Shasta, met five times in regular sessions and one time in a special session during 2010. In accordance with the Audit Committee Charter and the listing standards of the New York Stock Exchange, each of the Audit Committee members is independent. In addition, the Board has designated Messrs. Kearney, Rinehart, Shasta and Vaughan as the “audit committee financial experts” (as defined under applicable SEC rules) on the Audit Committee. This Committee assists the Board in monitoring the (i) integrity of the financial statements of the Company and of other material financial disclosures made by the Company, (ii) qualifications and independence of the Company’s independent auditor, (iii) performance of the Company’s internal audit function and independent auditor, (iv) Company’s compliance policies and procedures and its compliance with legal and regulatory requirements, and (v) performance of the Company’s operational risk management function.

Special Litigation Committee. The Special Litigation Committee, which at year-end consisted of Messrs. Coulter (Chair) and Vaughan, met two times during 2010. The Committee is responsible for investigating, analyzing and evaluating the matters raised in certain shareholder demand letters received by the Company in 2008 and 2010 and to determine what action, if any, the Company should take with respect to such matters.

Demand Review Committee. The Demand Review Committee, which at year-end consisted of Mr. Rinehart (Chair) and Dr. Meyer, met two times during 2010. The Committee was formed to investigate, analyze and evaluate the matters raised in a certain shareholder demand letter received by the Board in 2009 and to determine what action, if any, the Company should take with respect to such matters.

Process for Director searches

Potential Director nominees are selected in light of the Board’s needs at the time of recommendation. The Compensation Committee assesses potential nominees on various criteria, such as relevant business and other skills and experience, personal character and judgment and diversity of experience. The Compensation Committee also considers the ability of potential nominees to devote significant time to Board activities. The independence and financial literacy of potential nominees, as well as their knowledge of and familiarity with the Company’s businesses, are additional considerations in the Compensation Committee’s selection process.

The Compensation Committee has generally engaged a third-party search firm to assist in identifying and evaluating potential nominees. Potential nominees are reviewed and evaluated first by the third-party search firm, which then forwards all nominees for review and evaluation by the Chair of the Compensation Committee and then, at the Chair’s discretion, by the entire Compensation Committee, which decides whether to recommend a candidate for consideration by the full Board. Potential nominees are interviewed by each member of the Compensation Committee, the Chairman and the Chief Executive Officer.

Proposal 1 set forth below recommends Mr. Steven Gilbert for election to the Board. Mr. Gilbert has been nominated to the Board to fill the seat that will be vacated by Dr. Laurence H. Meyer following the expiration of Dr. Meyer’s term at the 2011 Annual Meeting. Prior to the Board nominating Directors to serve for the one-year term expiring at the 2012 Annual Meeting, Dr. Meyer notified Mr. Kearney that he would not be available to be re-nominated for election to the Board due to the demands of his other professional responsibilities. Dr. Meyer has served as a Director of the Company since 2004.

In light of the short timeframe, the Compensation Committee did not follow its normal practice of using a third-party search firm. Upon learning of Dr. Meyer’s decision, Mr. Brown discussed with Mr. Coulter (Chair of the Compensation and Governance Committee) the possibility that Mr. Gilbert be considered for nomination to the Board. Mr. Gilbert was known to both Mr. Brown and Mr. Coulter, and they agreed that based on Mr. Gilbert’s experience and qualifications, as described in more detail in Proposal 1, he would be a very good addition to the Board to replace Dr. Meyer. Prior to the Board nominating Mr. Gilbert, Mr. Gilbert met with Mr. Kearney and Mr. Coulter, who recommended that his candidacy be considered by the full Board. Mr. Gilbert also met with Mr. Brown and other members of the Company’s senior management. Mr. Gilbert has accepted the nomination.

The Compensation Committee would evaluate potential nominees suggested by shareholders on the same basis as all other potential nominees, and accordingly does not have or believe it needs a policy with regard to the consideration of Director candidates nominated by shareholders. Shareholders may recommend a potential nominee by sending a letter to the Company’s Corporate Secretary at MBIA Inc., 113 King Street, Armonk, New York 10504. No potential nominees were recommended by shareholders in 2010.

Consideration of board diversity. The MBIA Inc. Board Corporate Governance Practices include guidelines for selecting Directors. Under the Board Corporate Governance Practices, in selecting nominees for the Board, the Board seeks a combination of active or former senior business executives of major complex businesses (from different industry sectors), leading academics, and individuals with substantial records of business achievement, government service or other leadership roles in the not-for-profit sector, including individuals with specific knowledge and experience relevant to the Company’s business. These guidelines for selecting candidates for nomination to the Board promote board diversity among board members, and the Compensation Committee and the Board evaluate the composition of the Board in order to assess the effectiveness of the guidelines. The results of these evaluations inform the process for identifying candidates for nomination to the Board.

Board leadership structure

The offices of Chairman of the Board and CEO of the Company are separate. The Chairman is responsible for presiding over meetings of the Board and the Company’s shareholders and performing such other duties as directed by the Board. The CEO is responsible for formulating policy and strategic direction for the Company and executing the Company’s business plan and strategy under plans approved by the Board, providing management of the Company’s day-to-day operations, hiring, directing and retaining senior management, serving as spokesperson for the Company and performing such other duties as directed by the Board or required by law.

The Chairman and CEO roles were separated in 2009 as a means of enhancing the Company’s corporate governance at the recommendation of Mr. Brown. Given that the roles of CEO and Chairman are well defined, the Board does not believe there is a risk of confusion or duplication between the two positions.

Board and Board committee roles in risk oversight

The Board and its committees oversee different risks faced by the Company and its subsidiaries. The Board regularly evaluates and discusses risks associated with strategic initiatives, and the CEO’s risk management performance is one of the criteria used by the Board in evaluating the CEO. On an annual basis, the Board also evaluates and approves the Company’s risk tolerance guidelines. The purpose of the risk tolerance guidelines is to delineate the types of risk considered tolerable and justifiable within the Company, and to provide the basis upon which risk criteria and procedures are developed and applied consistently across the Company. The Board’s Audit Committee and its Finance and Risk Committee also play an important role in overseeing different types of risks.

The Audit Committee oversees risks associated with financial and other reporting, auditing, legal and regulatory compliance, and risks that may otherwise result from the Company’s operations. The Audit Committee oversees these risks by monitoring (i) the integrity of the financial statements of the Company and of other material financial disclosures made by the Company, (ii) the qualifications and independence of the Company’s independent auditor, (iii) the performance of the Company’s internal audit function and independent auditor, (iv) the Company’s compliance policies and procedures and its compliance with legal and regulatory requirements and (v) the performance of the Company’s operational risk management function.

The Finance and Risk Committee oversees the Company’s credit risk governance framework, market risk, liquidity risk and other material financial risks. The Finance and Risk Committee oversees these risks by monitoring the Company’s (i) proprietary investment portfolios, (ii) capital and liquidity risks and risk management, (iii) enterprise market risks and risk management, (iv) credit risk and risk management in the Company’s operations and (v) compliance with regulatory financial requirements and risk limits and with the Company’s capital and risk policies, requirements and limits as approved by the Committee and the Board from time to time. The Finance and Risk Committee’s responsibilities help manage risks associated with the Company’s investment and insured portfolios, liquidity and lines of business.

At each regular meeting of the Board, the Chairs of each of these committees report to the full Board regarding the meetings and activities of the committee.

Shareholder communications

Shareholders or interested parties wishing to communicate with our Chairman or with the non-management Directors as a group may do so by contacting the Chairman of the Board, Mr. Kearney, by regular mail sent to 1550 North State Parkway, #1002, Chicago, IL 60610.

Company Standard of Conduct

The Company has adopted a Standard of Conduct that applies to all Directors and employees, including the Chief Executive Officer, Chief Financial Officer and Controller, and certain third parties. The Standard of Conduct, which also constitutes a code of ethics as that term is defined in Item 406(b) of Regulation S-K, can be found on the Company’s website, www.mbia.com, under the “Ethics and Governance” tab, and is available in print to any shareholder who requests a copy by writing to Shareholder Information at MBIA Inc., 113 King Street, Armonk, New York 10504. The Company intends to satisfy the disclosure requirements of Form 8-K regarding an amendment to, or waiver from, an element of its code of ethics enumerated in Item 406(b) of Regulation S-K by posting such information on its internet website at www.mbia.com under the “Ethics and Governance” tab.

Independent Directors’ compensation

Directors’ retainer and meeting fees. In 2010, the Company paid Directors who are not Executive Officers an annual retainer fee of $75,000 plus an additional $2,000 for attendance at each Board meeting and each meeting of each committee on which they served (and $1,000 for each special telephonic meeting). The Company also paid each Committee Chair an annual Committee Chair retainer of $15,000. As Chairman, Mr. Kearney is paid an additional retainer of $125,000. New board members are paid a $2,000 orientation fee.

An eligible Director may elect annually to receive their retainer and meeting fees either in cash or in shares of common stock on a quarterly basis with no deferral of income, or to defer receipt of all or a portion of such compensation until a time following termination of such Director’s service on the Board. A Director electing to defer compensation may choose to allocate deferred amounts to either a hypothetical investment account (the “Investment Account”), or a hypothetical share account (the “Share Account”), which have been set up to credit such deferred payments. Such deferral elections are made under the MBIA Inc. 2005 Non-employee Director Deferred Compensation Plan. The total number of shares reserved under the plan is 300,000 shares, subject to adjustment in the event of any stock dividend or stock split, recapitalization, merger, consolidation, combination, spin-off, distribution of assets to stockholders (other than ordinary cash dividends), exchange of shares, rights offering to purchase common stock at a price substantially below fair market value or other similar corporate change.

Amounts allocated to the Investment Account are credited to a hypothetical money market account earning hypothetical interest based on the Barclays U.S. Government/Credit Index. Amounts allocated to the Director’s Share Account are converted into share units with each such unit representing the right to receive a share of common stock at the time or times distributions are made under the plan. Dividends are paid as stock units each quarter if applicable. Distributions of amounts allocated to the Share Account are made in shares of common stock. No transfers are permitted between the accounts. In 2010, Directors had elected to receive their retainer and meeting fees as follows: Dr. Gaudiani and Messrs. Kearney, Rinehart, Shasta and Vaughan directly as cash payments; Messrs. Coulter and Lee directly in shares of common stock; and Dr. Meyer as a deferral into the Share Account.

Directors’ restricted stock grants. In addition to the annual cash fees payable to Directors for 2010, the Company also granted Directors an award of restricted stock in 2010 with a value of $75,000 at the time of grant. New Directors elected to the Board also receive a one-time grant of restricted stock with a value of $100,000 at the time of grant. The Director restricted stock grants are awarded under the MBIA Inc. 2005 Omnibus Incentive Plan (the “Omnibus Plan”), which was approved by the Board and the shareholders in 2005.

The restricted stock granted to Directors is subject to forfeiture restrictions and restrictions on transferability. The period of restriction generally continues until the 10th anniversary of the date of the restricted stock grant. The restriction period applicable to a restricted stock award will lapse and the shares of restricted stock will become freely transferable prior to the 10th anniversary of the date of the restricted stock grant upon the earlier of: (i) the death or disability of a participating Director, (ii) a change of control in the Company as defined in the Omnibus Plan, (iii) the Company’s failure to nominate a participating Director for re-election, or (iv) the failure of the shareholders to elect a participant Director at any shareholders meeting. Unless otherwise approved by the Compensation Committee of the Board, if a participating Director leaves the Board for any reason other than the foregoing at any time prior to the 10th anniversary of the date of the restricted stock grant, all unvested shares will revert back to the Company. During the restricted period, a participating Director receives dividends, if applicable, with respect to, and may vote the restricted shares.

Directors’ total compensation components. Directors’ compensation for 2010 consisted of the following components. There was no change in compensation from 2009.

Director total compensation components	2010
Board Annual Retainer	$75,000
Committee Chair Retainer	$15,000
Chairman Retainer	$125,000
Board & Committee Meeting Fee (per meeting)	$2,000
Special Telephonic Meeting Fee (per meeting)	$1,000
New Board Member Orientation Fee (per day)	$2,000
Annual Restricted Stock Grant	$75,000
New Director Restricted Stock Grant	$100,000

Directors’ total compensation for 2011. Beginning January 1, 2011, the annual Committee Chair retainer will increase from $15,000 to $25,000, and the annual award of restricted stock will increase from a grant value of $75,000 to $100,000. The other components of Directors’ total compensation will remain the same. The two changes were approved by the Board in 2010 to continue to provide competitive total compensation.

Directors’ total compensation paid in 2010. The following table is a summary of total compensation paid in 2010 for each of the Directors. The Company does not provide perquisites to its Directors.

Name (a)	Retainer ($) (b)	Meeting Fees ($) (c)	Stock Awards ($) (d) (1)	All Other Compensation ($) (e)	Total Compensation ($) (f)
David A. Coulter	105,000	39,000	75,000	0	219,000
Claire L. Gaudiani	75,000	28,000	75,000	0	178,000
Daniel P. Kearney	215,000	39,000	75,000	0	329,000
Kewsong Lee	75,000	23,000	75,000	0	173,000
Laurence H. Meyer	75,000	29,000	75,000	0	179,000
Charles R. Rinehart	105,000	41,000	75,000	0	221,000
Theodore Shasta	75,000	27,000	75,000	0	177,000
Richard C. Vaughan	90,000	41,000	75,000	0	206,000
1	The amounts shown represent the grant date fair value (dollar amount) of restricted stock awards granted in 2010.

Directors’ deferred compensation balances and equity holdings as of December 31, 2010. As described under “Directors’ retainer and meeting fees” above, a Director may choose to allocate deferred amounts to either an Investment Account or a Share Account. The following table represents Directors’ account balances under the Investment and Share Accounts (deferred retainer and meeting fees) and restricted stock and stock unit holdings as of December 31, 2010. Amounts shown for stock holdings are based on $11.99 per share, the closing fair market value of the shares on December 31, 2010. Totals for 2009 are shown for reference.

Name	Investment Account Balance ($)	Share Account Balance ($)	Share Account Balance (#)	Restricted Stock Holdings ($)	Restricted Stock Holdings (#)	Restricted Stock Unit Holdings ($)	Restricted Stock Unit Holdings (#)	Total as of 12/31/10 ($)	Total as of 12/31/09 ($)
David A. Coulter	-	-	-	395,035	32,947	-	-	395,035	100,197
Claire L. Gaudiani	262,787	146,635	12,230	397,936	33,189	41,860	3,491	849,218	408,629
Daniel P. Kearney	-	1,053,330	87,851	397,936	33,189	41,860	3,491	1,493,127	458,067
Kewsong Lee	-	-	-	395,035	32,947	-	-	395,035	100,197
Laurence H. Meyer	-	743,463	62,007	376,234	31,379	-	-	1,119,697	270,379
Charles R. Rinehart	-	-	-	491,218	40,969	-	-	491,218	132,124
Theodore Shasta	-	-	-	362,026	30,194	-	-	362,026	89,240
Richard C. Vaughan	-	-	-	348,310	29,050	-	-	348,310	84,686

Executive Officer Directors. Mr. Brown served as a Director and received no compensation for his services during 2010 as Director.

Directors’ stock ownership guidelines. The Company has Director stock ownership guidelines to align Directors’ interests with those of our shareholders. Under these guidelines, within four years of first being elected, a Director is expected to own Company stock worth approximately five times their annual retainer. This includes stock owned directly and under the share account and restricted stock. As of December 31, 2010, all of the Directors have satisfied the stock ownership guidelines.

Audit Committee report

The Audit Committee is composed of four Independent Directors who are not employees or officers of the Company. In the business judgment of the Board, these Directors are free of any relationship that would interfere with their independent judgments as members of the Audit Committee.

This report of the Audit Committee covers the following topics:

1.	Respective Roles of the Audit Committee, Company management and the Independent Registered Public Accounting Firm (“Independent Auditors”)

2.	2010 Activities

3.	Limitations of the Audit Committee

1. Respective roles of the Audit Committee, Company management and the Independent Auditors

We are appointed by the Board of Directors of the Company to monitor (i) the integrity of the financial statements of the Company and of other material financial disclosures made by the Company, (ii) the qualifications and independence of the Company’s independent auditor, (iii) the performance of the Company’s internal audit function and independent auditor, (iv) the Company’s compliance policies and procedures and its compliance with legal and regulatory requirements and (v) the performance of the Company’s operational risk management function. We also recommend to the Board of Directors the selection of the Company’s outside auditors.

The function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management and the Company’s Internal Audit Department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

The independent auditors, PricewaterhouseCoopers LLP (PwC), are responsible for performing an independent audit of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and expressing an opinion with respect to the fair presentation of the consolidated financial statements in accordance with accounting standards generally accepted in the United States of America and the effectiveness of internal control over financial reporting.

2. 2010 Activities

In performing our oversight role for 2010, we have:

•	considered and discussed the audited financial statements for 2010 with management and the independent auditors;

•

discussed and reviewed all communication with the auditors, as required by Statement on Auditing Standards No. 114, “The Auditor’s Communication With Those Charged With Governance” and SEC Rule 2-07, “Communication with Audit Committees.” We have received a letter from the independent auditors as required by Public Company Accounting Oversight Board Rule 3526 “Communications with Audit Committees Concerning Independence.” In connection with this requirement, PwC has not provided to the Company any information technology consulting services relating to financial information systems design and implementation;

•	considered the other non-audit services by the Company’s independent auditors and concluded that such services were not incompatible with maintaining their independence;

•	reviewed and discussed with management and PwC the Company’s critical accounting policies, estimates and judgments; and

•	performed other functions as set forth in the Audit Committee Charter.

Based on the reviews and discussions we describe in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to below and in the Charter, we recommended to the Board of Directors that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

3. Limitations of the Audit Committee

As members of the Audit Committee, we are not employees of the Company nor are we professionally engaged in, nor experts in the practices of, auditing or accounting. Nor are we experts with respect to determining auditor independence. We rely on the information, representations, opinions, reports or statements, including financial statements and other financial data prepared or presented by officers or employees of the Company, its legal counsel, independent accountants or other persons with professional or expert competence. Therefore, we do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards that the financial statements are presented in accordance with generally accepted accounting principles or that PwC is in fact “independent.” Furthermore, the Audit Committee has not conducted independent procedures to ensure that management has maintained appropriate accounting and financial reporting principles or internal controls designed to assure compliance with accounting standards and applicable laws and regulations.

Date: February 18, 2011

The Audit Committee

Mr. Richard C. Vaughan (Chair)

Mr. Daniel P. Kearney

Mr. Charles R. Rinehart

Mr. Theodore Shasta

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation discussion and analysis

This Compensation discussion and analysis (“CD&A”) discusses in detail the 2010 compensation program for the Company’s named Executive Officers (the “NEOs”): Jay Brown, C. Edward Chaplin, William Fallon, Mitchell Sonkin and Ram Wertheim and also provides general information on the overall compensation paid to all the Company employees for 2010. Mr. Brown is our Chief Executive Officer. Mr. Chaplin is the co-President, Chief Financial Officer and Chief Administrative Officer of the Company. Mr. Fallon serves as co-President and Chief Operating Officer. Mr. Sonkin is the Executive Vice President and Chief Portfolio Officer, and Mr. Wertheim is the Company’s Executive Vice President, Chief Legal Officer and Secretary.

1. Compensation philosophy

The goals of our compensation program are to attract, retain and motivate a highly skilled team of employees whose superior performance will build long-term shareholder value on a cost effective basis, to align our senior executives’ interests with shareholders, to avoid any incentives to take any unreasonable risks and to ensure that we retain those employees with the necessary skills, experience and knowledge of the Company to deal with the extraordinary circumstances facing the Company as a result of the financial crises. The compensation program is based on pay for performance, with individual and corporate performance rewarded on both a short-term and long-term basis. This way, we are confident that our compensation program is aligned with our owners’ interests.

In 2008, we changed and supplemented our compensation to take into account the extraordinary circumstances facing the Company and its employees that began in the fourth quarter of 2007 and continue today. The 2010 compensation continues to reflect changes we made to our compensation programs over the past three years.

By 2012, we expect the uncertainty and volatility surrounding our business and future performance to diminish. In anticipation of changing the compensation mix for the 2011 performance year, the Compensation Committee commenced an evaluation of the design of our long-term incentive (“LTI”) compensation awards with a view of returning to metric-based long-term performance awards.

2. The role of the Compensation Committee, the CEO and the compensation consultant in setting 2010 compensation.

The Compensation Committee is responsible for overseeing the Company’s compensation programs and for all significant decisions regarding our NEOs’ compensation. It reviews the NEOs’ compensation recommended by the CEO, establishes the CEO’s compensation and makes recommendations with respect to each to the Board for approval. Historically, the Committee has compared target and actual executive compensation with data from a group of peer companies.

In 2010, the Compensation Committee retained Towers Watson & Co. (“Towers Watson”) primarily to assist in analyzing the competitiveness of the compensation provided to its NEOs. Towers Watson collected relevant compensation information from a peer group of 13 companies approved by the Compensation Committee representing insurance, reinsurance, financial guarantee and other relevant businesses. Companies were selected based on their size relative to the Company and also on the extent to which they were facing or had faced extraordinary circumstances similar to ours. Given the virtual demise of many of the companies in the financial guarantee industry during the past two years, the peer group only contains data on one other competitor and therefore can only be used as a reference. The companies included in the peer group were: ACE Limited, Assurant Inc., Assured Guaranty Ltd., The Chubb Corporation, Cincinnati Financial Corp., Everest Re Group Ltd., Fidelity National Financial, Inc., Genworth Financial Inc., Moody’s Corp., Old Republic International Corp., PartnerRe Ltd., Progressive Corp., and XL Group plc.

Generally, the NEOs’ total target compensation (including base salary, annual bonus and LTI compensation) will range from the 50th to 75th percentile of the peer companies’ total compensation for each set of job responsibilities. Actual compensation would fall above or below the target based on Company and individual performance during the period. However, given the business climate and its impact on the Company and every other firm in our peer group, the data did not significantly influence our pay decisions for 2010 or affect the programs we have in place for 2011. For 2010, the Committee relied on its own evaluation of performance, the recommendations of the CEO and information provided by management and the Company’s human resources department.

The Chair of the Compensation Committee, Mr. David Coulter, represents our largest shareholder, Warburg Pincus. In addition, after the report of RiskMetrics on our 2008 proxy, we initiated an outreach program for Mr. Coulter and others to dialogue with other large shareholders regarding our compensation program and philosophy. The shareholders with whom we discussed our compensation program did not express any disagreement or reservations about the program. We intend to continue the outreach program.

The Committee met six times during 2010 and two times in February 2011, both with management and in executive sessions.

3. 2010 Company performance assessment

The Company’s performance for 2010 and the 2010 performance bonuses and related LTI awards were based primarily on an assessment of the achievement against a combination of 13 quantitative and qualitative performance objectives that were established at the beginning of 2010, as set forth in the table below. These objectives were grouped under four key goals: (i) to ensure that the Company has sufficient financial resources to satisfy all of its obligations as they come due and to build shareholder value as the economy recovers; (ii) to set the foundation to increase the Company’s adjusted book value to $45 per share in 2 years; (iii) to execute on strategic advantages that will contribute to future financial performance; and (iv) to maintain our commitment to people and best-in-class governance, including the retention of high potential people critical to the organization’s business needs and the assessment and development of a long-term organization plan.

In assessing Company performance against these objectives, each key goal was assigned a weight and each objective within a goal was given a relative weight, in each case as set forth below. Each objective was then assigned a score of between 50 and 150 (rounded) based on an assessment of the degree to which the Compensation Committee determined the objective was achieved as compared to the quantitative measures established at the beginning of 2010. The performance score for each objective is set forth in the description of each performance objective below. A score of 150% on all of the objectives would have resulted in the bonus pool being 150% of the target.

In addition to these 13 primary objectives, another objective adopted at the beginning of 2010 and used to assess 2010 performance related to progress or resolution in the Transformation litigation and key RMBS and CDO remediation litigation. Furthermore, when the objectives were set in early 2010, it was acknowledged that the Committee might adjust the quantitative result, based on environmental, competitive and unforeseen conditions.

The following is the list of the four key goals outlined in the 2010 objectives, the specific performance objectives related to each key goal, the performance score assigned to each performance objective (after adjusting the goals and scores to eliminate the goal established at the beginning of 2010 to launch National Public Finance Guarantee Corporation (“National”) due to the pending Transformation litigation) and the weighted score assigned for each key goal, as determined by the Committee in consultation with Mr. Brown:

2010 Company Objectives (100%)	Objectives Weightings and Performance Scores
A. Sufficient Financial Resources	Key Goal Weight: 38%
•Stability and adequacy of liquidity position	Objective Weight: 40%, Score: 150
•Capitalization of Entities	Objective Weight: 30%, Score: 100
•Resolve Channel Re and Lane Cove	Objective Weight: 30%, Score:150
Percentage Achievement: 135% Weighted Score: 52
B. Set Foundation to Increase ABV to $45 in 2 Years	Key Goal Weight: 31%
•Manage Insured Losses	Objective Weight: 38%, Score: 50
•Improve ALM Financial Position	Objective Weight: 25%, Score: 0
•Reduce Operating Expenses (excluding insurance legal and remediation expenses)	Objective Weight: 19%, Score: 130
•Opportunistic Use of Balance Sheet Resources	Objective Weight: 18%, Score: 30
Percentage Achievement: 49% Weighted Score: 15
C. Execute on Strategic Advantages	Key Goal Weight: 21%
•MBIA UK Business Strategy	Objective Weight: 40%, Score: 50
•MBIA UK New Products	Objective Weight: 20%, Score: 25
•LatAm New Products and Mexico Infrastructure Fund	Objective Weight: 20%, Score: 90
•Grow Cutwater	Objective Weight: 20%, Score: 50
Percentage Achievement: 53% Weighted Score: 11
D. Maintain Commitments to People & Governance	Key Goal Weight: 10%
•Retain High Potential Employees Critical to Business Needs	Objective Weight: 50%, Score: 150
•Develop Organization of the Future	Objective Weight: 50%, Score: 100
Percentage Achievement: 125% Weighted Score: 13

The following is a more detailed description of each of the 13 objectives above and includes the purpose of each objective, the basis for measuring the achievement of the objective and the basis for and performance score assessed for the objective:

2010 Company Objectives (100%):

1.	Stability and Adequacy of Liquidity Position: To maintain adequate liquidity at the Company and its operating subsidiaries to cover current and future liabilities. Achievement measured on the basis of the level of liquid assets available at MBIA Inc. and MBIA Insurance Corporation (“MBIA Corp.”) relative to base and stressed projected liquidity needs.

•	Performance Score: 150.

•	Basis for Score: At December 31, 2010, MBIA Corp. had liquid assets of $1.2 billion, National had liquid assets of $290 million and MBIA Inc. had sufficient cash to cover ongoing expenses into 2015.

2.	Capitalization of Entities: To assure that the Company and its operating subsidiaries are adequately capitalized to meet regulatory requirements and satisfy policyholder and contractual obligations.

•	Performance Score: 100.

•	Basis for Score: At December 31, 2010, MBIA Corp. and National had statutory capital of approximately $2.7 billion and $2.4 billion, respectively.

3.	Resolve Channel Re and Lane Cove: To commute the reinsurance agreement with Channel Re and to sell or refinance Lane Cove Tunnel. Achievement based on the successful commutation of the Channel Re reinsurance agreement at the contractual commutation amount and the amount received by the Company in connection with the sale or refinancing of Lane Cove.

•	Performance Score: 150.

•

Basis for Score: Channel Re was acquired by MBIA Corp. and the reinsurance agreement was subsequently commuted for an amount that exceeded the contractual commutation amount thereby improving MBIA Corp.’s liquidity by approximately $595 million. Lane Cove was sold and MBIA Corp. suffered no economic loss as a result of MBIA Corp.’s purchase of substantially all of the insured Lane Cove bonds and the proceeds received in connection with the sale.

4.	Manage Insured Losses: To mitigate net incurred statutory pre-tax losses on policies, net of remediation expenses (“Net Incurred Losses”). Achievement measured by consolidated insurance level of Net Incurred Losses.

•	Performance Score: 50.

•	Basis for Score: For 2010, MBIA Corp. had Net Incurred Losses of $958 million and National had Net Incurred Losses of $37 million.

5.	Improve ALM Financial Position: To reduce the deficit between the insured amounts of the outstanding liabilities issued in connection with the asset liability management business (the “ALM Liabilities) and the book value of the assets supporting the ALM Liabilities (the “Book Value Deficit”). Achievement measured by the amount of the Book Value Deficit at year end.

•	Performance Score: 0.

•

Basis for Score: As of December 31, 2010, the Book Value Deficit was $329 million (after giving effect to the capitalization of the $600 million intersegment loan from the Corporate segment to the Wind-Down Operations segment).

6.	Reduce Operating Expenses (excluding insurance legal and remediation): To reduce operating expenses. Achievement measured by reduction in aggregate operating expenses for the Company’s operating subsidiaries.

•	Performance Score: 130.

•	Basis for Score: Aggregate operating expenses for 2010 were $228 million.

7.	Opportunistic Use of Balance Sheet Resources: To execute share and debt buybacks that add economic value while maintaining strong capitalization and liquidity. Achievement measured based on the aggregate value of buybacks and the impact of buybacks on adjusted book value.

•	Performance Score: 30.

•	Basis for Score: Aggregate buybacks resulted in value of $140 million.

8.	MBIA UK Business Strategy: To evaluate strategic options for MBIA UK and reduce certain large single risk exposures. Achievement based on progress against strategic alternative and reduction of large single risk exposures.

•	Performance Score: 50.

•	Basis for Score: Progress made in evaluating strategic alternatives and discussion commenced with investors on reduction of large single risk exposures.

9.	MBIA UK New Products: To develop and execute new products and generate fee income in the United Kingdom and Europe. Achievement based on the creation of an advisory company, the generation of advisory fee income and the creation and launch of an international debt and infrastructure fund.

•	Performance Score: 25.

•	Basis for Score: Advisory company created and bids made for advisory work although no advisory mandates awarded; proposal for infrastructure debt fund developed.

10.	LatAm New Products and Mexico Infrastructure Fund: To develop and close new products in Latin America and to generate fee income from Latin American activities. Achievement based on creation and closing of a new debt infrastructure fund in Mexico and on other fee income generated from advisory work in Latin America.

•	Performance Score: 90.

•	Basis for Score: Progress was made on development of Mexican infrastructure fund, new advisory mandates were obtained and $5.5 million in fee revenue generated during 2010.

11.	Grow Cutwater: To increase third-party assets under management and to grow pre-tax income. Achievement based on Cutwater’s transition to a third-party focused asset manager, the level of growth in average third-party assets under management and on Cutwater’s 2010 pre-tax income.

•	Performance Score: 50.

•	Basis for Score: $26 billion of average third-party assets under management at December 31, 2010 and close to breakeven performance for 2010.

12.	Retain High Potential Employees Critical to Business Needs: To retain high potential employees who are critical to the ongoing business needs of the Company and its subsidiaries. Achievement based on retention of high potential employees critical to business needs.

•	Performance Score: 150.

•	Basis for Score: Over 95% of high potential employees in key roles retained.

13.	Develop Organization of the Future: To assess and develop an organization plan based on the ongoing and future projected needs of the Company and its subsidiaries. Achievement based on a general assessment of the future organizational needs of the Company to be further developed and refined as future strategy becomes clearer after resolution of the Transformation litigation.

•	Performance Score: 100.

•	Basis for Score: Progress made in assessment of future organizational needs.

Based on the weights assigned to each key goal and each performance objective and the percentage achievement for each of the objectives as approved by the Compensation Committee as set forth above, the overall achievement for the 2010 performance objectives was a total weighted score of 91. In addition to the 13 primary objectives, the Committee considered and assessed progress made in connection with the Transformation litigation and key RMBS and CDO remediation litigation, which resulted in the Committee adjusting the total weighted performance score to 95% for the Company as a whole to reflect such progress.

Based on this assessment and the recommendation of management, the Committee approved the bonus pool for the NEOs (other than Mr. Brown) and all other employees of the Company’s operating subsidiaries (other than Cutwater employees) at 90% of the target bonus pool. Based on a separate assessment of different performance goals for Cutwater’s performance for 2010, the bonus pool for Cutwater employees was approved at 65%. This level of bonuses is consistent with the Committee’s view of the improvement in Company performance relative to 2008/2009 years. The Committee also acknowledged that the market perception of the Company has improved as noted by the 200% improvement in stock price over the course of the year.

4. Compensation of Mr. Brown for 2010

Under the terms of the employment arrangement Mr. Brown entered with the Company when he rejoined the Company in February 2008, Mr. Brown receives an annual salary of $500,000 and a maximum annual incentive bonus of $2,000,000 payable based on performance as determined by the Committee. He is not eligible for any LTI awards or for a change in salary until 2013. Mr. Brown does not have an employment or severance agreement and, except for his 2008 award of restricted stock, is not entitled to any benefits or other payments in connection with any change of control of the Company.

The 2010 bonus paid to Mr. Brown was based on the Company’s performance assessment for 2010, which was assessed at 90% as described above, and an assessment of his personal performance for 2010 against the following key performance goals established for him at the beginning of 2010: (i) set the foundation to increase the Company’s adjusted book value to $45 per share in 2 years, (ii) maintain sufficient financial resources, (iii) execute on strategic advantages and (iv) retain 90% of key employees and 100% of the senior team. The Committee assessed Mr. Brown’s performance against these key goals at 90%, in line with the Company’s overall performance score.

In their assessment of Mr. Brown’s performance, the Committee noted Mr. Brown’s unique qualifications to manage the Company under the extraordinary circumstances and challenges that the Company faced in 2010, his ability to manage the multiple and complex issues faced by the Company in 2010, including capital, liquidity, loss recovery and remediation strategies, and people and his continued focus and emphasis on a high standard of integrity and ethics in the conduct of the Company’s business. The Committee noted that Mr. Brown’s management of the Company and the actions taken under his leadership and direction in 2010 set the foundation to increase shareholder value over time, consistent with his significant personal ownership in the Company.

Based on its assessment of the factors listed above, the Committee recommended and the Board approved a 2010 bonus of $1,800,000 for Mr. Brown.

Mr. Brown’s salary remains at $500,000 for 2011.

5. Compensation of Messrs. Chaplin, Fallon and Wertheim for 2010

Messrs. Chaplin, Fallon and Wertheim were awarded annual incentive bonuses and deferred cash LTI awards for 2010, as described below, based on the Company’s performance as adjusted for their individual performance. Messrs. Chaplin’s, Fallon’s and Wertheim’s performance goals and assessment generally track with the Company’s goals and assessment and also reflect their individual goals that are based on their unique roles. As described above under “2010 Company performance assessment,” the Compensation Committee and the Board approved a bonus pool for the Company (excluding Cutwater) at 90% of the target bonus pool.

Deferred cash awards to Messrs. Chaplin, Fallon and Wertheim were also granted at 90% of their target award set forth below consistent with the changes made to the Company’s compensation plans in 2008 but reflecting input we received that the amounts vary each year based on Company performance. The deferred cash LTI awards are payable in 2014, contingent on continued employment through the date of payment. Because of the continued uncertainty and volatility surrounding our business and future performance, it is still difficult for the Company to design performance-based awards that will prove to be an effective incentive and reward for performance. The deferred cash LTI awards, coupled with Messrs. Chaplin’s, Fallon’s and Wertheim’s existing equity holdings, are intended to strike an appropriate balance between retention and incentive given this continued uncertainty and volatility.

The Company expects that LTI awards for the 2011 performance year, if any, will be in the form of performance based equity awards as the Company returns to a normal compensation mix of salary, annual bonus and long-term equity grants.

Below is a description of the compensation actions taken in February 2011 for the 2010 performance year with respect to Messrs. Chaplin, Fallon and Wertheim, as recommended by Mr. Brown and approved by the Committee and the Board:

A. Mr. Chaplin. Mr. Chaplin does not have an employment agreement. For 2010, Mr. Chaplin received an annual salary of $750,000. He was also eligible for a maximum cash bonus of $2,109,375 or 281% of his base salary based on his individual performance contribution to the Company and a maximum long-term deferred cash award of $1,687,500 or 225% of base salary based on overall Company performance. For 2010, Mr. Chaplin was not eligible for any long-term stock incentive awards.

For 2010, Mr. Brown recommended, and the Compensation Committee approved, the payment to Mr. Chaplin of an annual cash bonus of $850,000 (40% of maximum) and a long-term deferred cash award of $1,000,000 (59% of maximum). Mr. Brown’s recommendation for the annual cash bonus was based on Mr. Chaplin’s overall leadership efforts in maintaining adequate liquidity for all legal entities, implementation of the appropriate reporting and control environment for a multiple business structure, advocating and leading the acquisition of Channel Re and a large number of financially significant inter- and intra-company transactions and completing all GAAP and tax filings in a timely and comprehensive manner despite additional substantial change in requirements. Mr. Brown rated Mr. Chaplin’s success in 2010 at 91% of his target bonus of $937,500. Mr. Chaplin’s long-term cash award level was based on the overall Company performance of 90% noted above against a target deferred cash award of $1,125,000.

For 2011, Mr. Chaplin’s annual salary will remain at $750,000. His annual cash bonus maximum will be $3,375,000 and the maximum long-term stock award will be $2,250,000. He will not be eligible for any long-term deferred cash awards in 2011.

B. Mr. Fallon. Mr. Fallon does not have an employment agreement. For 2010, Mr. Fallon received an annual salary of $750,000. He was also eligible for a maximum cash bonus of $2,109,375 or 281% of his base salary based on his individual performance contribution to the Company and a maximum long-term cash award of $1,687,500 or 225% of base salary based on overall Company performance. For 2010, Mr. Fallon was not eligible for any long-term stock incentive awards.

For 2010, Mr. Brown recommended, and the Compensation Committee approved, the payment to Mr. Fallon of a cash bonus of $950,000 (45% of maximum) and a long-term deferred cash award of $1,000,000 (59% of maximum). Mr. Brown’s recommendation for the annual cash bonus was based on Mr. Fallon’s establishment and execution of strategic objectives across the entire Company, the launch of Cutwater as a third-party fee for service asset manager, the development of alternative business opportunities in Latin America and the U.K., the execution of human resource compensation and recruitment strategies which have resulted in virtual 100% retention of all key personnel and his participation in several key transactions such as the acquisition of Channel Re. Mr. Brown rated Mr. Fallon’s success in 2010 at 101% of his target bonus of $937,500. Mr. Fallon’s long-term cash award level was based on the overall Company performance of 90% described above against a target deferred cash award of $1,125,000.

For 2011, Mr. Fallon’s annual salary will remain at $750,000. His annual cash bonus maximum will be $3,375,000 and the maximum long-term stock award will be $2,250,000. He will not be eligible for any long-term deferred cash awards in 2011.

C. Mr. Wertheim. Mr. Wertheim does not have an employment agreement. For 2010, Mr. Wertheim received an annual salary of $500,000. He was also eligible for a maximum cash bonus of $1,406,250 or 281% of his base salary based on his individual performance contribution to the Company and a maximum long-term cash award of $1,125,000 or 225% of base salary based on overall Company performance. For 2010, Mr. Wertheim was not eligible for any long-term stock incentive awards.

For 2010, Mr. Brown recommended, and the Compensation Committee approved, the payment to Mr. Wertheim of a cash bonus of $675,000 (48% of maximum) and a long-term deferred cash award of $675,000 (60% of maximum). Mr. Brown’s recommendation for the annual cash bonus was based on Mr. Wertheim’s contributions to the oversight of our substantial ongoing litigation and the cost effective management of litigation expenditures, which have increased ten-fold to over $90 million in the past two years, the success we have achieved in each of the litigation matters, the legal support provided for significant corporate transactions such as the acquisition of Channel Re and the merger of CapMAC into MBIA Corp. and the overall high quality management of the Internal Audit and Operational Risk units, which report to Mr. Wertheim. Mr. Brown rated Mr. Wertheim’s success in 2010 at 108% of his target bonus of $625,000. Mr. Wertheim’s long-term cash award level was based on the overall Company performance of 90% described above against a target deferred cash award of $750,000.

For 2011, Mr. Wertheim’s annual salary will remain at $500,000. His annual cash bonus maximum will be $2,250,000 and the maximum long-term stock award will be $1,500,000. He will not be eligible for any long-term deferred cash awards in 2011.

Equity awards made in 2010 for 2009 performance. In February 2010, the Company made equity incentive awards to Messrs. Chaplin, Fallon and Wertheim for 2009 performance that are included in the Summary compensation tables for 2010 under the columns headed “Stock awards” and “Option awards.” The total value of the 2009 equity awards granted to the NEOs was $5.3 million.

Mr. Brown recommended that the value of these equity-based LTI awards be increased by an additional 85% over their target awards as an additional performance-based incentive and to increase the value of Messrs. Chaplin’s, Fallon’s and Wertheim’s equity holdings. The objective of this increase was to create an enhanced incentive to drive the value of the stock from current levels, thereby providing shareholders with meaningful returns, and rewarding the senior executives for achievement in difficult circumstances and also as an appropriate level of deferred compensation to assure retention of these senior executives during the next critical years for the Company. These equity awards were included as part of the “Say on Pay” proposal that was approved by over 87% of the Company’s shareholders at the 2010 Annual Meeting.

The Committee did not make any equity awards in 2011 for the 2010 performance year because of the increase in these awards for 2009.

6. Compensation of Mr. Sonkin

Mr. Sonkin’s compensation is governed by the terms of an employment agreement that became effective on July 1, 2009. The original term of the agreement ended on June 30, 2010. Prior to its expiration, the agreement was extended through June 30, 2011. As noted in last year’s proxy statement, we restructured Mr. Sonkin’s compensation arrangements because we wanted to retain his services as he neared retirement. Under the agreement, Mr. Sonkin no longer receives LTI awards, nor does he participate in the annual incentive program for our senior officers. The amount earned is based on Mr. Sonkin’s performance in the area of our business over which he has primary responsibility. The Compensation Committee, in consultation with the Chief Executive Officer, decides the extent to which this additional bonus opportunity is earned.

Consistent with his employment agreement, for 2010, Mr. Sonkin received an annual salary of $650,000 and quarterly payments of $587,500. In addition, for the period ended June 30, 2010, Mr. Brown recommended, and the Compensation Committee approved, the payment to Mr. Sonkin of the maximum bonus of $1,000,000. Mr. Brown’s recommendation was based on his assessment of the substantial contributions Mr. Sonkin made during the period to the successful conclusion of, and significant progress made in, multiple remediations. These remediations have resulted in the mitigation of substantial potential losses to the Company and include the successful remediation of Lane Cove Tunnel in which the Company avoided any economic loss, the successful settlement of a potential put-back claim with a third party, the commutation of over $4 billion in credit default swap exposure, the successful remediation of several significant National health care credits and significant progress made in remediation related litigation including the successful defense of several motions to dismiss. The estimated aggregate benefit to the Company during this performance period was well in excess of $100 million.

For the period ended June 30, 2011, Mr. Sonkin will continue to receive an annual salary at $650,000 and quarterly payments of $587,500. His annual cash bonus maximum will be $1,000,000. He will not be eligible for any LTI awards.

7. Consideration of 2009 Say on Pay votes

In establishing and recommending 2010 compensation for Mr. Brown and the other NEOs, the Compensation Committee reviewed the vote on the Say on Pay proposals at the 2010 Annual Meeting of Shareholders with respect to Mr. Brown’s and the other NEOs’ 2009 compensation and 2010 salaries. At the 2010 Annual Meeting of Shareholders, over 87% of the shares voted were voted in support of the bonus paid to Mr. Brown for 2009 and his 2010 salary and in support of the compensation paid to the remaining NEOs, taken as whole, for 2009 and their 2010 salaries. In addition, the shareholders approved the MBIA Inc. Annual Incentive Plan by over 98% of the shares voted.

Based on the results of the 2010 Say on Pay votes and conversations with shareholders, the Compensation Committee and the Board concluded that the compensation paid to Mr. Brown and the other NEOs and the Company’s overall pay practices enjoy strong shareholder support and do not require revision to address any shareholder concerns. Consistent with these discussions and its own observation of the Company’s going forward circumstances, the Company will not be utilizing deferred cash awards for the NEOs going forward.

8. Comparison of 2010 compensation actions for the NEOs to compensation reported in the summary compensation table for 2010

The following table illustrates two views of compensation for 2010, which includes: (a) the compensation actions taken by the Compensation Committee for the 2010 performance year and (b) the compensation included in the Summary compensation table under the SEC rules.

While some elements of compensation under both views are the same, there are differences in the timing of when certain compensation is included, as set forth below. The Committee’s view of compensation for 2010 includes the deferred cash LTI awards granted in 2011 for the 2010 performance year. Under the SEC rules, these awards will be reported in the Summary compensation table when paid. Also, under the SEC rules, 2010 compensation as set forth in the Summary compensation table includes the stock awards granted in 2010 for the 2009 performance year.

The last column in the table shows total compensation for 2009 as disclosed in last year’s proxy. With respect to Messrs. Chaplin, Fallon and Wertheim, their 2010 total compensation is considerably less than 2009 total compensation under the Committee’s view because the Committee did not make any equity awards in 2011 for the 2010 performance year due to the increase in these awards for 2009.

Comparison of (a) Committee’s view of 2010 compensation awarded and (b) compensation as reported in the summary compensation table

Executive	Salary ($)	Bonus ($)	Deferred cash awards ($)	Stock awards ($)	Option awards ($)	Non equity incentive plan compensation ($)	All other compensation ($)	2010 Total compensation ($) (1)	2009 Total compensation ($) (1)
(a)Joseph W. Brown	500,000	-	-	-	-	1,800,000	150,000	2,459,514	2,109,360
(b)Joseph W. Brown	500,000	-	-	-	-	1,800,000	150,000	2,459,514	5,167,360
(a) C. Edward Chaplin	750,000	-	1,000,000	-	-	850,000	334,141	2,936,767	5,114,708
(b) C. Edward Chaplin	750,000	-	-	1,515,000	757,680	850,000	334,141	4,209,447	3,859,748
(a) Mitchell I. Sonkin	650,000	2,350,000	-	-	-	1,000,000	221,745	4,222,512	2,237,932
(b) Mitchell I. Sonkin	650,000	2,350,000	-	-	-	1,000,000	221,745	4,222,512	4,266,979
(a) William C. Fallon	750,000	-	1,000,000	-	-	950,000	207,969	2,909,804	4,916,639
(b) William C. Fallon	750,000	-	-	1,515,000	757,680	950,000	207,969	4,182,484	3,661,679
(a) Ram D. Wertheim	500,000	-	675,000	-	-	675,000	131,146	1,981,274	2,579,150
(b) Ram D. Wertheim	500,000	-	-	-	757,680	675,000	131,146	2,063,954	2,281,503
1	Total compensation for 2010 and 2009 includes non-qualified deferred compensation above-market earnings.

9. Average and median compensation and certain compensation actions for executives and employees other than the NEOs

Average and median compensation. The average and median salary for all employees other than the NEOs (385 employees) were $151,700 and $130,000, respectively. The average and median salary and bonus for all employees were $223,000 and $165,000, respectively. These compare to Mr. Brown’s salary of $500,000 (3.3 times average and 3.9 times median) and salary and bonus of $2,300,000 (10.3 times average and 14.0 times median) for 2010.

2010 Performance bonuses. In 2011, Mr. Brown recommended, and the Compensation Committee approved, total annual bonus payments of $27.6 million to all employees (other than the NEOs) based on the 2010 performance assessments described above. This represents a bonus pool that is 82% of target and 55% of the maximum bonus pool for the Company’s bonus-eligible employees, excluding the NEOs. The 2010 targets for bonus-eligible employees, other than the NEOs, range from 20% to 125% of base salary.

2010 Long-term incentive and cash awards. In 2011, Mr. Brown recommended, and the Committee approved, the granting of 2010 LTI awards valued at $5.8 million to 35 eligible employees (other than employees of Cutwater). The awards were made primarily in the form of a three-year deferred cash payment as well as awards of restricted stock to certain executives. The amount of the individual awards ranges from 21% to 200% of the executive’s base salary, and is generally contingent upon the recipient’s continuous employment with the Company through the end of the three-year vesting period. Employees of Cutwater participate in the Cutwater Asset Management Equity Participation Plan, effective as of January 1, 2010, which is more fully described in the Company’s Form 10-Q for the quarter ended March 31, 2010.

2011 Salary actions. There were salary increases of an aggregate of 2.8% approved for 2011 which applied to approximately 42% of employees.

10. 2011 Company performance objectives

Mr. Brown recommended and the Board of Directors approved Company performance objectives for 2011 consisting of specific objectives grouped into four key goals along with the weighting assigned for each key goal as set forth below. Similar to 2010, the Committee will review performance on these quantitatively at year end, subject to the Committee’s authority to adjust the final score up or down based on its business judgment. In addition to these broad goals, the Committee will also consider progress made in the Transformation and remediation litigation during 2011.

2011 Company objectives	Key goal weightings
A. Sufficient Financial Resources	25%
B. Increase ABV; Prudently Manage Liquidity and Credit Risk	35%
C. Increase ABV; Execute on New Business Initiatives	30%
D. Maintain Commitments to People & Governance	10%

11. Stock ownership guidelines, required holding periods, no hedging policy and the value of outstanding equity awards

Stock ownership guidelines. The Company has stock ownership guidelines to align senior management’s interests with those of our shareholders, as set forth in the table below. Under these guidelines, our Chief Executive Officer is expected to own Company stock with a value equal to approximately seven times his annual salary, and the other NEOs are expected to own Company stock worth approximately three or four times their annual salary, depending on their job and title. This includes stock owned directly and stock held in retirement plans, and does not include the value of unvested restricted stock or unvested stock options but will include the after tax value of vested stock options based on the market price of the Company’s stock. We updated these guidelines in 2010.

Stock ownership guidelines and holdings as of December 31, 2010

Name	Multiple of Base Salary	Ownership Guideline ($)	2010 Holdings ($)	Over / (Under) Guidelines ($)
Joseph W. Brown	7X	$3,500,000	$16,215,947	$12,715,947
C. Edward Chaplin	4X	$3,000,000	$889,910	($2,110,090)
Mitchell I. Sonkin	3X	$1,950,000	$393,907	($1,556,093)
William C. Fallon	4X	$3,000,000	$1,022,519	($1,977,481)
Ram D. Wertheim	3X	$1,500,000	$781,376	($718,624)

Stock holding periods. Once the ownership guidelines are met, the guidelines permit the NEOs to divest 25% of any excess above guidelines during any 12-month period while they are still employed by the Company. Upon termination from the Company, the guidelines permit the NEOs to sell one-third of their holdings immediately, one-third a year after termination and the final third two years after termination. Mr. Brown and Mr. Sonkin are not subject to the restrictions on sale of stock.

As of year-end 2010, only Mr. Brown satisfied our stock ownership guidelines. We recognize that the failure of the NEOs to comply with these guidelines is a direct result of the sharp decline in the value of the Company’s common stock since the beginning of 2007. It is expected that the NEOs will comply with the ownership guidelines over time as a result of appreciation in the value of our stock and the vesting of existing equity awards and exercise of stock options, as well as through the purchase of Company stock either in their retirement plans or directly. The Committee will continue to encourage the NEOs to increase the level of their stock ownership and does not intend to take any punitive action against them for not satisfying these guidelines. There have been no shares sold by the NEOs since 2007, except for an inadvertent sale by one executive that was subsequently offset by the purchase of the same number of shares.

“No hedging” policy. The Company’s Insider Trading Policy prohibits Directors, officers and employees from engaging in short sales or transactions involving puts, calls and other types of options in the Company’s securities, including equity swaps and similar derivative transactions.

Value of outstanding awards. Messrs. Brown, Chaplin, Wertheim, Fallon and Sonkin have substantial outstanding equity awards in addition to the stock they currently own directly. We believe this creates tremendous alignment with shareholder interests. As these shares vest based on performance and are acquired by the executives, they will be subject to the guidelines established above. No new equity based awards were made in 2011 for 2010 performance. The following table shows the pre-tax value (in millions) of all outstanding awards which vest between 2013 and 2015 at various Company stock prices.

Value of outstanding awards at hypothetical share prices

	$15	$20	$25	$30	$35	$40
Joseph W. Brown	0	$9.4	$27.1	$50.9	$80.9	$117.0
C. Edward Chaplin	$10.9	$15.9	$21.7	$28.4	$36.0	$44.4
Mitchell I. Sonkin	$4.0	$6.3	$9.4	$13.4	$18.3	$24.0
William C. Fallon	$10.9	$15.9	$21.7	$28.4	$36.0	$44.4
Ram D. Wertheim	$4.7	$7.2	$10.2	$13.5	$17.3	$21.6
Total	$30.5	$54.6	$90.1	$134.8	$188.5	$251.3

12. Pension plans, benefit plans and executive perquisites

The Company’s executives enjoy the same benefits as our general employee population. This includes participation in the Company’s healthcare benefits, where the Company shares in the cost of employee health insurance coverage; supplemental disability insurance to bring the income replacement benefit to a level equivalent to 70% of base salary; and contributions to defined contribution retirement programs based on a stated percentage of the employee’s compensation.

Our retirement program includes two qualified defined contribution plans and a non-qualified retirement plan. We do not maintain any defined benefit retirement plans. The qualified retirement plans include (subject to IRS limitations) (i) a money-purchase pension plan whereby the Company contributes each year an amount equal to 10% of earned salary and annual bonus and (ii) a 401(k) plan whereby plan participants can contribute up to 25% of earned salary and annual bonus on a pre-tax basis, with the Company matching participants’ contributions up to 5% of earned salary and annual bonus. All employees, including executives, receive the same Company contribution percentages. The Company’s non-qualified deferred compensation and excess benefit retirement plan provides participants with benefits that are in excess of those amounts that can be provided within the qualified plans or that otherwise do not meet IRS requirements. Participant contributions to this plan are tax deferred until the time of distribution. The Company gives executives the benefit of this non-qualified plan because we believe that all eligible employees should receive proportionate contributions to their pension and retirement plans. Beginning with the 2009 plan year, non-qualified plan participants have only been able to receive Company contributions based on aggregate salary and bonus compensation of up to $1.5 million. Prior to 2009 there was no cap on eligible compensation.

Our NEOs are provided with Company-paid annual physical examinations at a cost of $2,800 each. Except for this medical benefit, the Company does not provide any perquisites to its executives. The Company also does not provide any perquisites in connection with any severance or retirement agreements.

13. Tax and accounting aspects of executive compensation

When we designed our executive compensation plans and programs, we considered the tax and accounting implications of these awards. The accounting costs associated with stock options was one of several factors that led us to reevaluate the nature of our LTI awards. Our plans have generally been designed so that amounts paid under the plans are deductible for Federal income tax purposes despite the limits imposed under Section 162(m) of the Code, including by qualifying the compensation payable under such plans as “performance-based compensation” within the meaning of Section 162(m) of the Code or by paying compensation that does not materially exceed the $1 million annual cap imposed by Section 162(m) of the Code. Although we believe that tax deductibility is an important factor in making compensation decisions, we reserve the right to pay amounts that are not deductible in specific circumstances. For example, the quarterly cash payments made to Mr. Sonkin under his employment agreement will not be exempt from the limitation in Section 162(m) and, therefore, a portion of these payments may not be deductible for Federal income tax purposes. Where relevant, we have also designed our plans and programs to comply with, or to be exempt from the application of, Section 409A of the Code.

14. Change of control, termination and retirement arrangements

In November 2006, the Committee adopted, and the Board approved, a Key Employee Employment Protection Plan (the KEEP Plan), which superseded any existing employment protection agreements. All of the NEOs, except for Mr. Brown, are covered under the KEEP Plan. Its purpose is to assure the Company of the services of key executives during a change in ownership or control of the Company, and to provide these executives with financial assurances so they can focus on their responsibilities without distraction and can exercise their judgment without bias due to personal circumstances. The terms and conditions of the KEEP Plan compare in many respects to the individual agreements it replaced, but the terms that were applicable under those agreements were modified to reflect current market practices as recommended by Frederick W. Cook & Co., Inc., the Committee’s compensation consultant at the time. The net effect of these revisions was to lower the level of benefits that would be payable to the covered executives in the event of a change of control.

On December 21, 2007, as an inducement to Warburg Pincus to enter into an Investment Agreement, the Company amended the KEEP Plan and other plans and arrangements that used a similar definition of change in control. This way, neither the closing of the Investment Agreement nor any future acquisitions of the Company common stock by Warburg Pincus or its affiliates would constitute a “Change of Control” under the terms of the Agreement. Each of the NEOs in office on the date the Investment Agreement was entered into with Warburg Pincus specifically consented to these amendments.

In February 2010, the Company adopted an amendment to the KEEP Plan. At the time the plan was approved, the Company did not award time-based deferred cash awards, and the KEEP Plan did not contain any reference to the treatment of such awards. When the Company began awarding time-based deferred cash awards in 2009, the KEEP Plan was amended to provide for these awards. The amendment specifies that (i) any deferred time-based cash awards made in 2009 will immediately vest and be payable upon termination by the Company without cause, by the employee for good reason, or due to death or disability, and (ii) any deferred time-based cash awards made in 2010 or later, to the extent provided by the terms of the award, will immediately vest upon termination by the Company without cause, or by the employee for good reason, and will be payable on the same date that was specified at the time the award was made. In the case of death or disability, awards will be payable immediately.

Mr. Brown is not eligible for the KEEP Plan nor does he have any comparable arrangements except with respect to his restricted stock award, which was approved by the Company’s shareholders in May 2008. The Company does not intend to cover any other executives under the KEEP Plan in the future.

In addition to the KEEP Plan, the Company’s compensation and benefit plans provide certain compensation payments and benefits due to retirement and under various other termination events, which are described under “Potential post termination payments as of December 31, 2010” in the Executive compensation tables.

Compensation and Governance Committee report

The Compensation and Governance Committee has reviewed the Compensation discussion and analysis (“CD&A”) set forth above and has discussed the disclosures contained therein with key members of the Company’s management team including the Chief Executive Officer and the Chief Operating Officer. Based on our knowledge of the Company’s compensation program, we believe that the CD&A fairly and accurately discloses the practices, policies and objectives of the Company with respect to executive compensation for the year 2010. Based upon this review and discussion, we have recommended to the Company’s Board of Directors that the CD&A as presented to us be included in this proxy statement and in the Company’s Form 10-K filing with the Securities and Exchange Commission.

Date: February 18, 2011

The Compensation and Governance Committee

Mr. David A. Coulter, Chair

Dr. Claire L. Gaudiani

Mr. Daniel P. Kearney

Mr. Richard C. Vaughan

Executive compensation tables

MBIA Inc.

Summary compensation table for 2010

Name & principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock awards ($) (e)1(1)	Option awards ($) (f) 2(2)	Non equity incentive plan compen- sation ($) (g)	Change in pension value and non-qualified deferred compen- sation earnings ($) (h) (3)	All other compen- sation ($) (i) (4)	Total compen- sation ($) (j)
Joseph W. Brown Chief Executive Officer	2010 2009 2008	500,000 500,000 437,500	- - -	- 3,058,000 13,336,133	- - -	1,800,000 1,500,000 0	9,514 40,610 -	150,000 68,750 -	2,459,514 5,167,360 13,773,633
C. Edward Chaplin President, Chief Financial Officer and Chief Administrative Officer	2010 2009 2008	750,000 725,000 583,333	- 1,125,000 1,125,000	1,515,000 - -	757,680 1,042,720 2,052,000	850,000 670,313 756,250	2,626 6,819 2,880	334,141 289,896 315,918	4,209,447 3,859,748 4,835,381
Mitchell I. Sonkin Executive Vice President and Chief Portfolio Officer	2010 2009 2008	650,000 641,667 575,000	2,350,000 2,300,000 1,125,000	- - -	- 912,380 2,052,000	1,000,000 264,063 868,750	767 1,348 2,715	221,745 147,521 165,124	4,222,512 4,266,979 4,788,589
William C. Fallon President and Chief Operating Officer	2010 2009 2008	750,000 725,000 562,500	- 1,125,000 1,125,000	1,515,000 - -	757,680 1,042,720 2,052,000	950,000 609,375 925,000	1,835 6,334 1,372	207,969 153,250 127,843	4,182,484 3,661,679 4,793,715
Ram D. Wertheim Executive Vice President, Chief Legal Officer and Secretary	2010 2009 2008	500,000 483,333 395,833	- 625,000 625,000	- - -	757,680 651,700 1,026,000	675,000 406,250 625,000	128 9,970 7,588	131,146 105,250 126,228	2,063,954 2,281,503 2,805,649

1	The amounts shown represent the grant date value of restricted shares granted in 2010 in accordance with FASB Topic 718, except that no discount has been taken with respect to any service vesting award in respect of the risk that such award could be forfeited. For a description of stock valuation assumptions, see Note 19 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2010. With respect to Messrs. Chaplin and Fallon, each received a grant of 300,000 shares of restricted stock on March 4, 2010 for the 2009 performance year. See the Grants of plan-based awards in 2010 table for award details.

2	The amounts shown represent the grant date value of stock options granted in 2010 in accordance with FASB Topic 718, except that no discount has been taken with respect to any service vesting award in respect of the risk that such award could be forfeited. For a description of stock option valuation assumptions, see Note 19 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2010. Messrs. Chaplin, Fallon and Wertheim each received a grant of 200,000 stock options on March 4, 2010 for the 2009 performance year. See the Grants of plan-based awards in 2010 table for award details.

3	MBIA does not maintain a qualified or non-qualified defined benefit retirement plan. The Company does maintain a non-qualified defined contribution retirement plan. MBIA credits amounts to this plan that it is precluded from contributing to the pension and 401(k) plans because of Internal Revenue Code limitations. The amounts shown represent only the above-market portion of the interest credited to the non-qualified retirement plan in 2010. The above-market earnings were determined by the interest credited that was in excess of 120% of the Applicable Federal Long-term Rate. See the Non-qualified deferred compensation table for details regarding contributions and earnings in 2010.

4	The amounts shown consist of Company contributions made in 2010 to the qualified defined contribution (money-purchase) pension and 401(k) plans, and Company credits made in 2010 to the non-qualified retirement plan. There were no dividends paid in 2010 on unvested restricted stock. There were no perquisites paid on behalf of the NEOs in 2010 that exceeded $10,000. Each NEO receives an annual physical examination, which costs the Company approximately $2,800 for each examination. With respect to Mr. Chaplin, beginning in 2007, he receives five annual credits to the non-qualified retirement plan in the amount of $140,000 per year to partially offset the value of the pension benefit he would have earned from his prior employer. The All other compensation table below shows the specific information with respect to all other compensation amounts paid in 2010.

All other compensation

(Column (i) in the Summary compensation table)

Name	Company qualified contributions in 2010 ($)	Company non- qualified contributions in 2010 ($)	All other compensation in 2010 ($)
Joseph W. Brown	36,750	113,250	150,000
C. Edward Chaplin	30,500	303,641	334,141
Mitchell I. Sonkin	32,500	189,245	221,745
William C. Fallon	34,750	173,219	207,969
Ram D. Wertheim	32,500	98,646	131,146

MBIA Inc.

Grants of plan-based awards in 2010

Name (a)	Grant date (b)	Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: number of shares/ units (#) (i) (3)	All other option awards: number of securities underlying options (#) (j) (4)	Exercise or base price of option awards ($/share) (k)	Grant date fair value of stock and option awards ($) (l) (5)
		Thres- hold ($) (c)	Target ($) (d) (1)	Maximum ($) (e) (2)	Thres- hold (#) (f)	Target (#) (g)	Maximum (#) (h)
Joseph W. Brown	-	0	-	2,000,000	-	-	-	-	-	-	-
C. Edward Chaplin	-	0	937,500	2,109,375	-	-	-	-	-	-	-
	Mar 4, 2010	-	-	-	-	-	-		200,000	5.05	757,680
	Mar 4, 2010	-	-	-	-	-	-	300,000	-	-	1,515,000
Mitchell I. Sonkin	-	0	-	1,000,000	-	-	-	-	-	-	-
William C. Fallon	-	0	937,500	2,109,375	-	-	-	-	-	-	-
	Mar 4, 2010	-	-	-	-	-	-		200,000	5.05	757,680
	Mar 4, 2010	-	-	-	-	-	-	300,000	-	-	1,515,000
Ram D. Wertheim	-	0	625,000	1,406,250	-	-	-	-	-	-	-
	Mar 4, 2010	-	-	-	-	-	-	-	200,000	5.05	757,680

1	The amounts shown represent target cash performance bonuses for the NEOs except for Messrs. Brown and Sonkin. The bonus amounts shown reflect the 2010 target bonus opportunities and do not reflect the actual bonuses paid to the NEOs for 2010. The actual payout of the bonus awards is reported in the Summary compensation table under column (g).

2	The amounts shown represent a maximum incentive opportunity as determined by the achievement of Company objectives set forth at the beginning of the year and individual performance.

3	On February 11, 2010, the Compensation Committee approved an award of restricted stock to Messrs. Chaplin and Fallon with a grant date of March 4, 2010, which was two business days after the release of our financial results for 2009. These shares vest in equal installments on the third, fourth and fifth anniversary of the date of grant.

4	On February 11, 2010, the Compensation Committee approved an award of stock options to Messrs. Chaplin, Fallon and Wertheim with a grant date of March 4, 2010, which was two business days after the release of our financial results for 2009. These options vest in full on the fifth anniversary and expire on the seventh anniversary of the date of grant.

5	The amounts shown reflect the grant date values of each of the equity awards listed in the table as determined in accordance with FASB Topic 718, except that no discount has been taken with respect to any service vesting award in respect of the risk that such award could be forfeited. For a description of the valuation assumptions, see Note 19 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2010.

MBIA Inc.

Outstanding equity awards as of December 31, 2010

	Option awards					Stock awards
Name (a)	Number of securities underlying unexercised options exercisable (#) (b)	Number of securities underlying unexercised options unexercisable (#) (c)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#) (d)	Option exercise price ($) (e)	Option expiration date (f)	Number of shares or units of stock that have not vested (#) (g)	Market value of shares or units of stock that have not vested ($) (h) (1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (i)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (j)
Joseph W. Brown	- -	- -	- -	- -	- -	- -	- -	1,634,000(2) 1,291,990(2)	0 0
C. Edward Chaplin	-	37,500(3)	-	57.51	June 26, 2016	-	-	-	-
	-	-	400,000(4)	12.50	Mar. 28, 2015	-	-	-	0
	-	400,000(5)	-	4.02	Feb. 12, 2016	-	-	-	-
	-	200,000(6)	-	5.05	Mar. 4, 2017	-	-	-	-
	-	-	-	-	-	300,000(7)	3,597,000	-	-
Mitchell I. Sonkin	75,000 30,000	- -	- -	62.47 58.84	Mar. 29, 2014 Feb. 16, 2015	- -	- -	- -	- -
	-	-	400,000(4)	12.50	Mar. 28, 2015	-	-	-	0
	-	350,000(5)	-	4.02	Feb. 12, 2016	-	-	-	-
	-	-	-	-	-	9,836(8)	117,934	-	-
William C. Fallon	60,000	-	-	60.22	July 25, 2015	-	-	-	-
	-	-	400,000(4)	12.50	Mar. 28, 2015	-	-	-	0
	-	400,000(5)	-	4.02	Feb. 12, 2016	-	-	-	-
	-	200,000(6)	-	5.05	Mar. 4, 2017	-	-	-	-
	-	-	-	-	-	300,000(7)	3,597,000	-	-
Ram D. Wertheim	22,500 22,500 22,500 30,000 30,000	- - - - -	- - - - -	44.63 52.81 36.69 64.84 58.84	Jan. 11, 2011 Feb. 7, 2012 Feb. 12, 2013 Feb. 10, 2014 Feb. 16, 2015	- - - - -	- - - - -	- - - - -	- - - - -
	-	-	200,000(4)	12.50	Mar. 28, 2015	-	-	-	0
	-	250,000(5)	-	4.02	Feb. 12, 2016	-	-	-	-
	-	200,000(6)	-	5.05	Mar. 4, 2017	-	-	-	-
1	The amounts shown represent time-based restricted stock based on $11.99 per share, the closing fair market value of the shares on December 31, 2010.

2	Restricted stock will vest on or before February 18, 2013 only if the Company’s average closing share price over a 20 business day period equals or exceeds $40. If the stock price does not achieve this level prior to February 18, 2013, the shares subject to these awards will vest, if at all, on February 18, 2013, on a pro rata basis by linear interpolation, to the extent that the average closing share price over the prior 20 business days is between $16.20 and $40.00 per share.

3	Stock options will fully vest on June 26, 2011.

4	Stock options will vest on or before March 28, 2013 only if the Company’s average closing share price over a 20 business day period equals or exceeds $40. If the stock price does not achieve this level prior to March 28, 2013, the options subject to these awards will vest, if at all, on March 28, 2013, on a pro rata basis by linear interpolation, to the extent that the average closing share price over the prior 20 business days is between $16.20 and $40.00 per share.

5	Stock options will fully vest on February 12, 2014.

6	Stock options will fully vest on March 4, 2015.

7	Restricted stock will vest in equal installments on the third, fourth and fifth anniversary of the date of grant, which was March 4, 2010.

8	Original restricted stock award vested in two installments with 50% vesting on August 3, 2009 and the remaining 50% vesting on August 3, 2011.

MBIA Inc.

Option exercises and stock vested in 2010

	Option awards		Stock awards
Name (a)	Number of shares acquired on exercise (#) (b)	Value realized on exercise ($) (c)	Number of shares acquired on vesting (#) (d)	Value realized on vesting ($) (e)(1)
Joseph W. Brown	0	0	0	0
C. Edward Chaplin	0	0	15,649	93,738
Mitchell I. Sonkin	0	0	5,026	24,125
William C. Fallon	0	0	0	0
Ram D. Wertheim	0	0	0	0

1	The value of stock awards upon vesting is equal to the number of shares vested times the closing share price on the date of vesting.

MBIA Inc.

Non-qualified deferred compensation in 2010

Name (a)	Executive contributions in 2010 ($) (b) (1)	Company contributions in 2010 ($) (c) (1)	Earnings in 2010 ($) (d) (2)	Withdrawals/ distributions ($) (e) (3)	Balance as of 12/31/10 ($) (f)
Joseph W. Brown	183,500	113,250	70,999	486,767	4,022,694
C. Edward Chaplin	159,047	303,641	12,999	0	915,498
Mitchell I. Sonkin	79,203	189,245	4,319	55,700	418,800
William C. Fallon	210,844	173,219	18,874	0	1,271,030
Ram D. Wertheim	28,813	98,646	4,958	109,276	63,663

1	MBIA maintains a non-qualified defined contribution retirement plan. Under this plan, MBIA credits amounts that it is precluded from contributing to the money-purchase pension and 401(k) plans because of Internal Revenue Code limitations. The amounts credited include both Company and NEO contributions. NEOs become fully vested in Company contributions on the fifth year of participation in the plan. Beginning in 2007, Mr. Chaplin receives five annual credits to the non-qualified retirement plan in the amount of $140,000 per year to partially offset the value of the pension benefit he would have earned from his prior employer.

The NEO contribution amounts are included in the salary and performance bonus as reported in the Summary compensation table under columns (c) and (g) respectively. The Company contribution amounts are included in all other compensation as reported in the Summary compensation table under column (i).

Compensation that may be deferred under the 401(k) plan includes the aggregate salary and bonus paid to the NEO in any plan year (including amounts that would have been paid but for an election to defer part or all of such amounts under the non-qualified plan or any other plan of deferred compensation of the Company) for services rendered as an employee. The Company makes a matching contribution on behalf of the NEO in the amount of one dollar for each dollar deferred, up to (and not exceeding) five percent of the NEO’s compensation for such payroll period. Non-qualified plan participants shall only receive Company contributions based on aggregate salary and bonus compensation of up to $1.5 million.

2	The non-qualified retirement plan earnings are based upon the Barclays U.S. Government/Credit Index. The earnings shown reflect above-market interest for the period January 1 through September 30, 2010. In 2010 the Company adopted an amendment to the non-qualified retirement plan to allow employees to self-direct their investments among multiple investment options that mirror the 401(k) plan, including the MBIA Inc. Stock Fund. On September 30, employee account balances and contributions became subject to market-based returns as determined by an employee’s investments among the available funds.

3	Distributions may occur through a previous election to receive vested account balances at a future fixed-date or following termination of employment, in all cases in accordance with the requirements of Section 409A of the Internal Revenue Code. Such distributions may be received as a lump sum payment or in annual installments up to 10 years. For Messrs. Sonkin and Wertheim, the amounts shown represent lump sum distributions in connection with their previous fixed-date election to receive such a withdrawal. With respect to Mr. Brown, in connection with his retirement in 2007, he received an installment distribution from the non-qualified retirement plan in January 2010 as the third of ten annual installments on amounts deferred prior to his retirement in 2007.

Potential post termination payments as of December 31, 2010

The Company’s compensation and benefit plans provide certain compensation payments and benefits under various termination events. The following summaries describe potential compensation and benefits payable to the NEOs upon termination of employment under the following events: (a) involuntary (not for cause) or constructive termination following a change in control, (b) retirement, (c) involuntary (not for cause) and constructive termination (voluntary termination for good reason), (d) voluntary termination, and (e) death or disability.

In general, employees participating in the compensation and benefit plans are treated similarly with respect to the various termination scenarios. Differences may apply where NEOs are covered under individual agreements (e.g., change in control agreements). Following the narrative are estimated dollar values associated with these payments and benefits for each NEO.

Individual agreements. Mr. Brown does not have an employment agreement, severance agreement or change in control arrangement, except with respect to his restricted stock awards.

The Company entered into an employment agreement with Mr. Sonkin that became effective on July 1, 2009, which was described in the Company’s Periodic Report on Form 10-Q for the quarter ended June 30, 2009. The original term of the agreement ended on June 30, 2010. Prior to its expiration, the agreement was extended through June 30, 2011. Under the agreement, Mr. Sonkin no longer receives LTI awards, nor does he participate in the annual incentive program for our NEOs. Instead of participating in the standard arrangements, Mr. Sonkin is paid an annual salary of $650,000, his annual salary before the employment agreement became effective, plus quarterly payments of $587,500. Mr. Sonkin may also receive a separate performance based bonus based on successful remediations. The separate bonus program gives Mr. Sonkin an opportunity to earn up to an additional $1,000,000 over the 12-month period beginning on the effective date of his contract and for any 12-month extension. The amount earned is based on Mr. Sonkin’s performance in the area of our business over which he has primary responsibility. The Compensation Committee, in consultation with the Chief Executive Officer, decides the extent to which this additional bonus opportunity is earned. The agreement provides that Mr. Sonkin will continue to participate in the other benefit plans and programs made available to employees on generally the same terms and conditions as apply to those employees.

(a) Involuntary (not for cause) or constructive termination following a change in control. On November 8, 2006, the Company adopted the Key Employee Employment Protection Plan (the “KEEP Plan”), which superseded any existing employment protection agreements. Its purpose is to assure the Company of the services of key executives during a change in control of the Company, and to provide these executives with financial assurances so they can focus on their responsibilities without distraction and can exercise their judgment without bias due to personal circumstances. The KEEP Plan covers Messrs. Chaplin, Sonkin, Fallon and Wertheim.

On February 27, 2007, the Company adopted an amendment to the KEEP Plan. A copy of the amended KEEP Plan and a form of an individual agreement has been filed as Exhibit 10.80 and Exhibit 10.81, respectively, to the Company’s Form 10-K filed on March 1, 2007. The Company adopted another amendment on February 22, 2010 to the KEEP Plan. At the time the plan was approved, the Company did not award time-based deferred cash awards, and the KEEP Plan did not contain any reference to the treatment of such awards. The KEEP Plan was amended to provide for these awards. A copy of this amendment has been filed as Exhibit 10.13 to the Form 10-K filed on March 1, 2010.

The KEEP Plan provides that the Company will continue to employ each NEO for a period of 24 months from the effective date of the change in control. The position, title, authority and responsibilities as well as salary, bonus and other elements of compensation and benefits for each NEO are to be maintained at levels equal to or commensurate with levels existing prior to the change in control. Compensation payable and benefits under the KEEP Plan are triggered by a change in control of the Company followed by an involuntary termination by the Company (not for cause) or a voluntary termination for good cause (constructive termination). These terminations are each referred to as a “qualifying termination.”

In the event of a qualifying termination during the 24-month effective period, each NEO will receive a lump sum severance payment equal to two times the sum of his or her annual base salary and the average of the annual bonuses payable to the NEO for the prior two years. The severance payment will also include a pro-rated annual bonus for the year of termination equal to the average of the annual bonuses payable to the NEO for the prior two years.

The KEEP Plan provides that in the event of a qualifying termination, stock options held by an NEO will become fully exercisable and the NEO may exercise such options until the earlier to occur of the expiration date of the option or the fifth anniversary of the qualifying termination. Awards of time-based deferred cash granted in 2009 will immediately become fully vested and payable. Awards of time-based deferred cash granted in 2010, or thereafter, will immediately become fully vested and shall be payable on the same date on which such award was otherwise payable at the time the award was made. The vesting of performance shares and performance options shall be administered in accordance with the terms of the applicable award agreement.

Under the KEEP Plan, each NEO who incurs a qualifying termination will also receive continued health and group life insurance coverage for a period of 24 months following the date of the qualifying termination and a credit to the Company’s non-qualified retirement plan in an amount equal to the amount that otherwise would have been contributed on his or her behalf under the Company’s money-purchase pension plan had his or her employment continued for another 24 months. In addition, all unvested retirement account balances will become fully vested.

To the extent that any payments are subject to an excise tax, a tax gross-up payment would only be made to an executive who was covered under the KEEP Plan as of February 22, 2010. The Company will not provide a tax gross-up payment to any new or current employees who may become covered under the KEEP Plan after February 22, 2010. To the extent a tax gross-up payment is required to be made under the KEEP Plan to an individual who was covered by the Plan as of February 22, 2010, such payment will be made only if the total payments exceed the IRS excise tax safe harbor limit by at least 10%. If such total payments are less than 10% over the safe harbor limit, Plan payments to the covered executive will be reduced to the extent necessary to eliminate any excise tax.

As a condition to the receipt of benefits, the KEEP Plan requires that a covered officer agree to be bound by a non-competition and non-solicitation clause and a non-disparagement clause. A violation of any of these clauses will result in a loss of future severance benefits and possible forfeiture to the Company of any severance already paid.

(b) Retirement. Following is a summary of the compensation payments and benefits upon a retirement from the Company. Mr. Brown is not eligible to participate in the Retirement Program.

On November 8, 2006, the Company adopted voluntary retirement benefits which provide certain benefits to the Company’s employees, including the NEOs, upon retirement (the “Retirement Program”). To be eligible for the retirement benefits as described below an NEO must (i) be at least 55 years old, (ii) have at least five years of service and (iii) give at least a six-month advance notice of retirement. The Compensation Committee may waive any of the eligibility conditions or amend any of the provisions of the Retirement Program. In January 2008, the Company adopted changes to the Retirement Program to comply with the final IRS Section 409A regulations. In February 2010, the Company adopted an amendment to the Retirement program with respect to the vesting of time-based deferred cash awards.

Base salary. No salary continuation beyond the retirement date.

Year-end performance bonus. The performance bonus for the year of retirement will be equivalent to the average of the last two year’s performance bonus (excludes special bonuses) and prorated based on number of months of service in that year, presuming consistent performance by the NEO over two years preceding the retirement. The bonus will be paid on the retirement date. There is no payment of bonus beyond the retirement date.

Restricted stock. Time-based restricted stock will immediately vest at the retirement date. Performance-based restricted stock will continue to vest beyond the retirement date in accordance with the original vesting terms and the award at vesting will be subject to actual performance for the relevant performance period.

Stock options. Stock options will continue to vest beyond the retirement date in accordance with the original vesting terms. Vested stock options may be exercised until the earlier of four years from the retirement date or the expiration of the option. Performance-based options will continue to vest beyond the retirement date in accordance with the original vesting terms and the award at vesting will be subject to actual performance for the relevant performance period.

Time-based deferred cash awards. Awards of time-based deferred cash granted in 2009 will immediately become fully vested and payable. Awards of time-based deferred cash made in 2010, or thereafter, will immediately become fully vested and shall be payable on the same date on which such award was otherwise payable at the time the award was made.

Cash award in the year of retirement. In the event that the Company does not grant to the NEO a year-end LTI award for the last performance year following an advance notification of retirement, a partial cash payment may be awarded in lieu of the LTI award that would otherwise have been awarded to the NEO.

Restrictive covenants. The payment of any deferred cash awards and the continued vesting of any outstanding long-term equity awards will require the NEO to consent to three year non-compete, non-solicitation and non-disparagement provisions. In the event of a breach of the restrictive covenants, an NEO could be subject to the forfeiture of any compensation not already paid and future compensation to be received under the Retirement Program.

Healthcare benefits. The NEO can continue medical and dental benefits under the Company’s retiree healthcare program with the NEO assuming the full premium costs. The NEO can convert standard group life insurance to an individual policy.

Retirement plans. Vested account balances under the 401(k), pension and non-qualified plans remain available and unvested balances are forfeited.

Accrued and unused vacation. Accrued and unused vacation time as of the retirement date will be paid at retirement.

(c) Involuntary (not for cause) and constructive termination. Following is a summary of the compensation payments and benefits upon the involuntary termination not for cause and constructive termination (a voluntary termination for good reason) of an NEO.

There are no cash payment obligations for the NEOs except for Mr. Sonkin. For the other NEOs, any cash payment will be paid at the discretion of the Board. Under Mr. Sonkin’s employment agreement, he will receive any remaining unpaid salary and quarterly cash payments from the termination date through the end of his employment period (June 30, 2011).

With respect to time-based stock options, restricted stock and deferred cash awards, the vesting treatment for each NEO is at the discretion of the Board of Directors. The values represented in the termination tables assume the following vesting treatment: vested stock options may be exercised for a period up to 90 days and unvested options are forfeited, restricted stock is forfeited, deferred cash is forfeited. The vesting of performance shares and performance options reflect performance as of December 31, 2010.

Vested account balances under the 401(k), pension and non-qualified plans remain available and unvested balances are forfeited.

With respect to Mr. Brown, upon an involuntary (not for cause) or constructive termination, his performance restricted stock awards will continue to vest beyond the termination date in accordance with the original vesting terms and the award at vesting will be subject to actual performance for the relevant performance period.

(d) Voluntary termination. Upon the voluntary termination or resignation of an NEO there are no cash payment obligations. For the NEOs other than Mr. Brown, vested stock options may be exercised for a period up to 90 days and unvested options are forfeited. All other equity and deferred cash awards are forfeited.

With respect to Mr. Brown, upon a mutual agreement between the Company and Mr. Brown, his restricted stock awards will continue to vest beyond the termination date in accordance with the original vesting terms.

(e) Death or total disability. Following is a summary of the compensation payable and benefits upon the death or total disability of an NEO. There are no cash payment obligations for the NEOs. There is immediate vesting of time-based LTI awards, which include restricted stock, deferred cash awards and stock options with one year to exercise. Performance shares and performance options will continue to vest beyond the event in accordance with the original vesting terms and the award at vesting will be subject to actual performance for the relevant performance period. All unvested retirement account balances will become fully vested.

Tables showing potential post termination payments as of December 31, 2010. The following tables show the estimated value of the compensation and benefits that would become payable as a result of the different termination events described above for each of the NEOs. The values have been estimated as if the termination events occurred on December 31, 2010 and assumes the closing fair market value of the Company’s shares which was $11.99. Following are notes to explain some of the values shown in the tables.

(1)	Under change in control, compensation and benefit values reflect the provisions as described under the KEEP Plan. For Mr. Brown, the vesting of his restricted stock follows the terms of his stock agreement.

(2)	Only Messrs. Sonkin and Wertheim were retirement eligible under the Company’s Retirement Program as of December 31, 2010 and the amounts shown reflect the benefits as described under Retirement. No retirement amounts are shown for the other NEOs.

(3)	Under involuntary (not for cause) and constructive termination, any cash severance and cash bonus will be paid at the discretion of the Board, except for Mr. Sonkin who receives a cash payment in connection with his employment agreement.

(4)	Death or total disability amounts reflect the compensation and benefit treatments as described under Death or total disability.

Joseph W. Brown

Payment or benefit upon termination	Change in control ($) (1)	Retirement ($) (2)	Involuntary and constructive termination ($) (3)	Death or total disability payments ($) (4)
Cash Severance	0	0	0	0
Cash Bonus	0	0	0	0
Performance-based Restricted Stock	0	0	0	0
Excise Tax Gross-up	0	0	0	0
Retirement Benefits	0	0	0	0
Healthcare Benefits	0	0	0	0
Total	0	0	0	0

C. Edward Chaplin

Payment or benefit upon termination	Change in control ($) (1)	Retirement ($) (2)	Involuntary and constructive termination ($) (3)	Death or total disability payments ($) (4)
Cash Severance	2,676,563	0	0	0
Cash Bonus	588,282	0	0	0
Time-based Restricted Stock	3,597,000	0	0	3,597,000
Time-based Stock Options	4,576,000	0	0	4,576,000
Performance-based Stock Options	0	0	0	0
Time-based Deferred Cash	2,025,000	0	0	2,025,000
Excise Tax Gross-up	3,143,059	0	0	0
Retirement Benefits	284,063	0	0	0
Healthcare Benefits	50,013	0	0	0
Total	16,939,978	0	0	10,198,000

Mitchell I. Sonkin

Payment or benefit upon termination	Change in control ($) (1)	Retirement ($) (2)	Involuntary and constructive termination ($) (3)	Death or total disability payments ($) (4)
Cash Severance	2,182,813	0	1,500,000	0
Cash Bonus	441,407	441,407	0	0
Time-based Restricted Stock	117,934	117,934	0	117,934
Time-based Stock Options	2,789,500	2,789,500	0	2,789,500
Performance-based Stock Options	0	0	0	0
Time-based Deferred Cash	900,000	900,000	0	900,000
Excise Tax Gross-up	0	0	0	0
Retirement Benefits	182,813	0	0	0
Healthcare Benefits	34,276	0	0	0
Total	6,648,742	4,248,840	1,500,000	3,807,434

William C. Fallon

Payment or benefit upon termination	Change in control ($) (1)	Retirement ($) (2)	Involuntary and constructive termination ($) (3)	Death or total disability payments ($) (4)
Cash Severance	2,784,375	0	0	0
Cash Bonus	642,188	0	0	0
Time-based Restricted Stock	3,597,000	0	0	3,597,000
Time-based Stock Options	4,576,000	0	0	4,576,000
Performance-based Stock Options	0	0	0	0
Time-based Deferred Cash	2,025,000	0	0	2,025,000
Excise Tax Gross-up	3,686,887	0	0	0
Retirement Benefits	271,875	0	0	0
Healthcare Benefits	48,274	0	0	0
Total	17,631,599	0	0	10,198,000

Ram D. Wertheim

Payment or benefit upon termination	Change in control ($) (1)	Retirement ($) (2)	Involuntary and constructive termination ($) (3)	Death or total disability payments ($) (4)
Cash Severance	1,781,250	0	0	0
Cash Bonus	390,625	390,625	0	0
Time-based Restricted Stock	0	0	0	0
Time-based Stock Options	3,380,500	1,992,500	0	3,380,500
Performance-based Stock Options	0	0	0	0
Time-based Deferred Cash	1,400,000	1,400,000	0	1,400,000
Excise Tax Gross-up	0	0	0	0
Retirement Benefits	181,250	0	0	0
Healthcare Benefits	20,256	0	0	0
Total	7,153,881	3,783,125	0	4,780,500

Compensation plan risk assessment

Our Compensation Committee also assessed our compensation policies and practices to evaluate whether they create risks that are reasonably likely to have a material adverse effect on the Company. Based on its assessment, the Committee concluded that the Company’s compensation policies and practices do not create incentives to take risks that are reasonably likely to have a material adverse effect on the Company.

In its assessment, the Committee considered the Company’s current business environment and activities including the Transformation litigation, the impact that the Transformation litigation has had on the Company’s insurance activities, the need to manage capital and liquidity to ensure that the Company has sufficient resources to pay all of its expected claims, the need to retain critical and high potential employees and the need to build long-term shareholder value.

The Committee also based its assessment on the following specific attributes of the Company’s compensation policies and practices in the current business environment: the shift to higher current and deferred non-variable fixed-cash compensation, which reduces any incentive to undertake material risks; that individual and corporate performance are measured using multiple performance metrics; that compensation is based on a sliding scale with minimum and maximum payouts; that bonuses are generally not guaranteed; that the Company’s compensation policies and practices do not provide for inappropriate severance; that the Company’s compensation policies and practices provide for large equity awards that vest immediately; that the Company’s compensation is not overly lucrative compared to the studied peer-group companies; that there is an appropriate mix of base pay and incentive compensation; that the Company has stock ownership and holding guidelines for its senior executives; and that there are no specific elements of compensation that encourage excessive risk taking or that create risks.

Principal accountant fees and services

The Company paid PWC a total of $4,951,000 and $5,517,000 respectively, for professional services rendered for the years ended December 31, 2010 and 2009, broken down as follows (in thousands):

Fees	2010	2009
Audit	$4,590	$4,209
Audit Related	$206	$739
Tax	$78	$357
All Other	$77	$212
Total	$4,951	$5,517

Audit fees were for professional services rendered in connection with the audits of the consolidated financial statements of the Company, statutory and subsidiary audits, consultations concerning financial accounting and reporting standards and assistance with the review of documents filed with the SEC.

Audit Related fees were for assurance and related services performed for the Derivative Use Plan, agreed upon procedures regarding the Securities Investor Protection Corporation “SIPC” assessment, state audit examination assistance, Loss Reserve Certification and litigation related work.

Tax fees were for services related to tax advice including assistance with and representation in tax audits and appeals.

All Other fees were for assistance with MBIA UK Solvency II project.

One hundred percent of the Audit Related and All Other services for the year ended December 31, 2010 were approved by the Audit Committee. Tax services for the year ended December 31, 2010 were approved by the Chairman.

PWC did not provide the Company with any information technology services relating to financial systems design and implementation for 2010.

Pursuant to its Charter, the Audit Committee has responsibility for the pre-approval of all audit and permitted non-audit services to be performed for the Company by the independent auditors. The Audit Committee has adopted a policy for the approval of non-audit related services. At the beginning of the year, the Audit Committee reviews and approves any proposed audit and non-audit related services for the year and the associated costs. The Audit Committee also reviews at its meetings other audit and non-audit services proposed to be provided by the independent auditors. The Committee has delegated to the Chair the authority to grant pre-approvals if the Chair deems it necessary or appropriate to consider a pre-approval request without a meeting of the full Committee. Pre-approvals by the Chair are reviewed with the Committee at its next regularly scheduled meeting.

In considering the pre-approval of proposed audit or non-audit services by the independent auditors, management reviews with the Audit Committee a description of, and the budget for, the proposed service and the reasons that the independent auditors are being requested to provide the services, including any possible impact on the independence of the independent auditors. Additional Committee approval is required if the pre-approved services exceed the pre-approved budgeted amount for the services.

Security ownership of certain beneficial owners

The table below contains certain information about the only beneficial owners known to the Company as of March 9, 2011 of more than 5% of the outstanding shares of the Company’s common stock.

Name and address of beneficial owner	Shares of common stock beneficially owned	Percent (%) of class (3)
Fairholme Capital Management, L.L.C. Bruce R. Berkowitz Fairholme Funds, Inc. (1) 4400 Biscayne Boulevard, 9th Floor Miami, FL 33137 United States of America	38,452,600	19.24%
Warburg Pincus Private Equity X, L.P. Warburg Pincus X L.P. Warburg Pincus X LLC Warburg Pincus Partners, LLC Warburg Pincus & Co. Warburg Pincus LLC Charles R. Kaye Joseph P. Landy (2) 450 Lexington Avenue New York, NY 10017	71,486,898	31.74%
1	This information as to the beneficial ownership of shares of common stock is based on the Schedule 13G/A filed by Fairholme Capital Management, L.L.C. (“Fairholme Capital”), Bruce R. Berkowitz and Fairholme Funds, Inc. (“Fairholme Funds”) with the SEC on February 14, 2011. Such filing indicates that Fairholme Capital and Mr. Berkowitz have shared voting power with respect to 29,028,200 of such shares and shared dispositive power with respect to all of the shares, and that Fairholme Funds has shared voting power and dispositive power with respect to 20,501,100 of such shares.

2	This information as to the beneficial ownership of shares of common stock is based on the Schedule 13D/A filed jointly by Warburg Pincus Private Equity X, L.P., a Delaware limited partnership (including Warburg Pincus X Partners, L.P., an affiliated Delaware limited partnership, “WP X”), Warburg Pincus X, L.P., a Delaware limited partnership and the general partner of WP X (“WP X LP”), Warburg Pincus X LLC, a Delaware limited liability company and the general partner of WP X LP (“WP X LLC”), Warburg Pincus Partners, LLC, a New York limited liability company and the sole member of WP X LLC (“WP Partners”), Warburg Pincus & Co., a New York general partnership and the managing member of WP Partners (“WP”), Warburg Pincus LLC, a New York limited liability company that manages WP X (“WP LLC”), and Messrs. Charles R. Kaye and Joseph P. Landy, each a Managing General Partner of WP and Managing Member and Co-President of WP LLC, (collectively, the “WP entities”) with the SEC on December 11, 2009. Such filing indicates the WP entities jointly have shared voting power and shared dispositive power with respect to such shares (including warrants exercisable to purchase 25,327,646 shares).

3	Based on 199,890,985 shares outstanding as of March 9, 2011. For purposes of calculating the percentage of outstanding shares beneficially owned by the WP entities, the number of shares outstanding with respect to the WP entities was deemed to be the sum of the total shares outstanding as of March 9, 2011 and the total number of shares subject to warrants held by the WP entities.

Security ownership of Directors and Executive Officers

The following table sets forth, as of March 9, 2011, the beneficial ownership of shares of common stock of each Director, each NEO, and all Directors and Executive Officers of the Company, as a group.

Name	Shares of common stock beneficially owned	Shares acquirable upon exercise of options (5)	Total shares beneficially owned	Percent (%) of class (6)
Directors
Joseph W. Brown (1)	4,278,446	0	4,278,446	2.14%
David A. Coulter (2)(3)(4)	71,591,975	0	71,591,975	31.79%
Claire L. Gaudiani (2)	49,210	0	49,210	*
Steven J. Gilbert(2)	0	0	0	*
Daniel P. Kearney (2)	167,074	0	167,074	*
Kewsong Lee (2)(3)(4)	71,570,382	0	71,570,382	31.78%
Laurence H. Meyer (2)	95,172	0	95,172	*
Charles R. Rinehart (2)	50,969	0	50,969	*
Theodore Shasta (2)	30,194	0	30,194	*
Richard C. Vaughan (2)	32,050	0	32,050	*

Named Executive Officers (excluding Mr. Brown) (1)
C. Edward Chaplin	374,221	0	374,221	*
Mitchell I. Sonkin	42,689	105,000	147,689	*
William C. Fallon	385,281	60,000	445,281	*
Ram D. Wertheim	69,746	105,000	174,746	*
All Directors and Executive Officers as a group (15 persons)	77,271,950	270,000	77,541,950	34.39%
*	Less than one percent.

1	This number includes shares held by the Executive Officers under the Company’s exempt 401(k) plan and non-qualified defined contribution retirement plan and restricted shares awarded annually to certain of the Executive Officers.

2	This number includes (i) common stock equivalent deferral units held under the Company’s Amended and Restated Deferred Compensation and Stock Ownership Plan for Non-Employee Directors and the MBIA Inc. 2005 Non-employee Director Deferred Compensation Plan, and/or (ii) restricted stock awarded under the Omnibus Plan. See the discussion of these plans under “Independent Directors’ compensation.”

3	Includes 71,486,898 shares owned by the WP entities, including warrants exercisable to purchase 25,327,646 shares.

4	David A. Coulter and Kewsong Lee are Partners of Warburg Pincus & Co., a New York general partnership, and Managing Directors and Members of Warburg Pincus LLC, a New York limited liability Company. 71,486,898 of the shares indicated as owned by Messrs. Coulter and Lee are included because of their affiliation with the WP entities. Messrs. Coulter and Lee disclaim beneficial ownership of all shares owned by the WP entities.

5	This column indicates the number of shares that were exercisable as of March 9, 2011 or become exercisable within 60 days after March 9, 2011 under the Company’s stock option program.

6	Based on 199,890,985 shares outstanding as of March 9, 2011. For purposes of calculating the percentage of outstanding shares beneficially owned by any person or group identified in the table above, the number of shares outstanding with respect to each person or group was deemed to be the sum of the total shares outstanding as of March 9, 2011 and the total number of shares subject to options or warrants held by such person or group that were exercisable as of March 9, 2011 or become exercisable within 60 days after March 9, 2011. Excluding the shares held by Messrs. Coulter and Lee due to their affiliation with the WP entities, the percentage of shares of common stock beneficially owned by all Directors and Executive Officers as a group is 3.025%. Each Director and Executive Officer individually owns less than 1% of the shares of common stock outstanding, except for Mr. Brown who owns 2.14% and Messrs. Coulter and Lee, who own 31.79% and 31.78%, respectively, which ownership is disclaimed with respect to all such shares except for 105,077 and 83,484 held by Messrs. Coulter and Lee, respectively, as described in Note 4 above.

Section 16(a) beneficial ownership reporting compliance

Ownership of and transactions in the Company’s common stock by Executive Officers and Directors of the Company are required to be reported to the SEC in accordance with Section 16 of the Securities Exchange Act of 1934. To the best of the Company’s knowledge, such required filings were made on a timely basis during 2010.

Certain relationships and related transactions

To the best of the Company’s knowledge, other than election to office, no person who has been a Director or Executive Officer of the Company at any time since the beginning of 2010, no nominees to the Board of Directors nor any associate of the foregoing persons has any substantial interest, direct or indirect, by security holdings or otherwise, in any of the matters to be acted upon at the 2011 Annual Meeting of Shareholders.

Transactions with “related persons” (as defined in Item 404(a) of Regulation S-K) are monitored by management, the Audit Committee and the Board of Directors and all Directors and Executive Officers of the Company complete a questionnaire at the beginning of each year, in which they are asked to disclose family relationships and relationships with other related persons. Before approving a transaction with a related person, the Board of Directors would take into account all relevant factors that it deems appropriate, including fairness to the Company and the extent of the related person’s interest in the transaction. The policies and procedures surrounding the review, approval or ratification of transactions with related persons are not in writing given that the Company does not typically enter into such transactions. Nevertheless, such review, approval and ratification of transactions with related persons would be documented in the minutes of the meetings of the Board of Directors. There were no transactions with related persons since the beginning of the 2010 fiscal year where the policies and procedures described above did not require review, approval or ratification of the transaction or where such policies and procedures were not followed.

Investment agreement. On December 10, 2007, the Company entered into an Investment Agreement (as amended and restated on February 6, 2008, the “Investment Agreement”) with Warburg Pincus Private Equity X, L.P. (“WP X”) pursuant to which WP X committed to invest in MBIA through a direct purchase of MBIA common stock and a backstop for an equity offering. Subject to the share ownership requirements described in the Investment Agreement, the Company is required to recommend to its shareholders the election of up to two Directors nominated by WP X at the Company’s annual meeting, and WP X’s nominees are required to be the Company’s and the Company’s Compensation and Governance Committee’s nominees to serve on the Board. In addition, the Company is required to use all reasonable best efforts to have WP X’s nominees elected as Directors of the Company and the Company is required to solicit proxies for them to the same extent as it does for any of its other nominees to the Board. Subject to the share ownership requirement described in the Investment Agreement, WP X has the right to proportionate representation on each committee of the Board (and the board of directors of any of the Company’s subsidiaries), with at least one representative on each such committee, as permitted by applicable laws and New York Stock Exchange regulations. See “Proposals for shareholder approval recommended by the Board – Proposal 1: Election of Directors.”

Proposals for shareholder approval recommended by the Board

Proposal 1: Election of Directors

All of MBIA’s Directors are elected at each annual shareholders’ meeting for a one-year term. Shareholders will elect nine Directors at the 2011 Annual Meeting to serve a term expiring at the 2012 Annual Meeting.

Following is information about each nominee, including biographical data for at least the last five years, and the reasons why each has been nominated for election to the Board. Should one or more of these nominees become unavailable to accept the nomination or election as Director (an event not now anticipated), all proxies received will be voted for such other persons as the Board may recommend, unless the Board reduces the number of Directors.

Joseph W. Brown

Biographical data:

Mr. Brown is the Chief Executive Officer of the Company. He rejoined the Company in February 2008 as Chairman and Chief Executive Officer and served as Chairman until May 7, 2009. He became Executive Chairman on May 6, 2004 and retired from that position on May 3, 2007. Until May 2004, he had served as Chairman and Chief Executive Officer. He originally joined the Company as Chief Executive Officer in January 1999, having been a Director since 1986 and became Chairman in May 1999. Prior to joining the Company, Mr. Brown was Chairman of the Board of Talegen Holdings, Inc. from 1992 through 1998. Prior to joining Talegen, Mr. Brown had been with Fireman’s Fund Insurance Companies as President and Chief Executive Officer. Within the past five years, Mr. Brown also served as Non-Executive Chairman and as a Director of Safeco Corporation. Age 62.

Reasons for Mr. Brown’s Nomination:

Mr. Brown has been nominated to serve as a Director of the Company due to his extensive experience with the Company in the roles as Chairman, CEO and as a Director dating back to 1986, his expertise in the insurance and financial guarantee industries and his long history of board service and leadership in several industry-leading companies.

David A. Coulter

Biographical data:

Mr. Coulter was elected to the Board of Directors in January 2008. Mr. Coulter joined Warburg Pincus in 2005 as a Managing Director and Senior Advisor and focuses on the firm’s financial services investment activities. From 2000 through 2005, Mr. Coulter held a series of senior positions at JPMorgan Chase and was a member of the Office of the Chairman. He also held senior executive positions at The Beacon Group and served as Chairman and CEO of BankAmerica Corporation. He is also a Director of Strayer Education Inc., Aeolus Re Ltd., Webster Financial Corp. and Sterling Financial Corp. Within the past five years, Mr. Coulter also served as a Director of PG&E Corporation, The Irvine Company, Metavante Technologies, Inc. and First Data Corp. Age 63.

Reasons for Mr. Coulter’s Nomination:

Mr. Coulter has been nominated to serve as a Director of the Company pursuant to the terms of the Investment Agreement, as described under “Certain relationships and related transactions” above, and due to his extensive experience in financial services businesses and his board service and leadership in several industry-leading companies.

Claire L. Gaudiani

Biographical data:

Dr. Gaudiani has served as a Director of the Company since 1992. Dr. Gaudiani has been a Professor at New York University since 2004. From 2000 to 2004, she was a Senior Research Scholar at the Yale Law School. From 1988 until June 2001, Dr. Gaudiani was President of Connecticut College. Dr. Gaudiani has also been President and CEO of the New London Development Corporation from 1997 to 2004. She serves as a Director of the National Council on Economic Education and the Henry Luce Foundation Inc. Within the past five years, she also served as a Director of Worcester Polytechnic Institute, New London Development Corporation and The Bank of Southern Connecticut. Age 66.

Reasons for Dr. Gaudiani’s Nomination:

Dr. Gaudiani has been nominated to serve as a Director of the Company due to her knowledge of the Company and its business as a result of her service on the Company’s Board of Directors and as prior Chair of the Nominating/Corporate Governance Committee, her knowledge of corporate governance matters and her extensive experience in academic and public sector management, budgeting and leadership.

Steven J. Gilbert

Biographical data:

In February 2011, Mr. Gilbert was nominated to the Board of Directors of MBIA Inc. He is currently Chairman of the Board of Gilbert Global Equity Partners, L.P., a private equity fund, Vice Chairman of Stone Tower Capital LLC, a credit manager, Vice Chairman of the Executive Board of MidOcean Capital Partners, L.P. and Chairman of the Board of CPM, Inc., a global provider of process machinery for the feed industry, and has served in these capacities since 1998, 2010, 2005 and 2000, respectively. He was previously Chairman and Senior Managing Director of SUN Group (USA), an investment firm, from 2007 to 2009. Previously, Mr. Gilbert was Managing General Partner of Soros Capital, L. P., Commonwealth Capital Partners, L.P., and Chemical Venture Partners. He also held investment banking positions with Morgan Stanley & Co., Wertheim & Co., Inc. and E.F. Hutton International. Mr. Gilbert was admitted to the Massachusetts Bar in 1970 and practiced law at Goodwin Procter & Hoar in Boston, Massachusetts. Mr. Gilbert is a member of the Writer’s Guild of America (East) and the Council on Foreign Relations, a Trustee of the New York University Langone Medical Center, as well as Director of the Lauder Institute at the University of Pennsylvania. Within the past five years, Mr. Gilbert served as Chairman of the Board of DURA Automotive Systems, Inc., a Director of LCC International Inc., Montpelier Re Holdings, Ltd., Olympus Re and several privately held companies. Mr. Gilbert has also served on the boards of more than 25 companies over the span of his career. Age 63.

Reasons for Mr. Gilbert’s Nomination:

Mr. Gilbert has been nominated to serve as a Director of the Company due to his extensive experience in leadership positions in the financial services industry and long history of board service, including both with insurance companies and a diverse group of other companies, as well as his expertise accrued during his career in finance, private equity investing, investment banking and law.

Daniel P. Kearney

Biographical data:

Mr. Kearney is the Chairman and has served as a Director of the Company since 1992. He was named Chairman in May 2009, after having served as Lead Director from May 2008 to May 2009. Mr. Kearney is currently a Financial Consultant and retired as Executive Vice President of Aetna Inc. (insurance company) in February 1998. Prior to joining Aetna in 1991, he served as President and Chief Executive Officer of the Resolution Trust Corporation Oversight Board from 1989 to 1991. From 1988 to 1989, Mr. Kearney was a Principal at Aldrich, Eastman & Waltch, Inc., a pension fund advisor. Mr. Kearney was a Managing Director at Salomon Brothers Inc. (investment bank) in charge of the Mortgage Finance and Real Estate Finance departments from 1977 to 1988. He serves as a Director of Fiserv, Inc., MGIC Investment Corporation, the Joyce Foundation and Prudential Bank, and within the past five years was also a Director of Mutual Trust Life. Age 71.

The Board has set a policy that no person aged 70 years or older can be nominated a Director. The Board has granted Mr. Kearney a one-year waiver of this policy.

Reasons for Mr. Kearney’s Nomination:

Mr. Kearney has been nominated to serve as a Director of the Company due to his experience and leadership roles on the Company’s Board of Directors, including his prior service as Lead Director from May 2008 to May 2009 and his role as Chairman since May 2009, his experience in financial services and insurance businesses, and his prior and current board service and leadership in several industry-leading companies.

Kewsong Lee

Biographical data:

Mr. Lee was elected to the Board of Directors in January 2008. Mr. Lee served as a Member and Managing Director of Warburg Pincus LLC and as a General Partner of Warburg Pincus & Co. since January 1997. He has been employed at Warburg Pincus since 1992. He leads the firm’s leveraged buy-out and special situations efforts and focuses on the firm’s financial services investment activities. Prior to joining Warburg Pincus, Mr. Lee was a consultant at McKinsey & Company, Inc., a management consulting company, from 1990 to 1992. He is also a Director of ARAMARK Corporation, Arch Capital Group Ltd., Neiman Marcus, Inc. and several privately held companies. Within the past five years, he also served as a Director of Knoll Inc. and TransDigm Group Incorporated. Age 45.

Reasons for Mr. Lee’s Nomination:

Mr. Lee has been nominated to serve as a Director of the Company pursuant to the terms of the Investment Agreement, as described under “Certain relationships and related transactions” above, and due to his extensive experience in financial services businesses and his board service in several industry-leading companies.

Charles R. Rinehart

Biographical data:

Charles R. Rinehart was elected to the Board of Directors of MBIA in December 2008. From September 2008 to December 2008, Mr. Rinehart served as Chief Executive Officer and as a Director of Downey Financial Corp. and Downey Savings and Loan Association, F.A. Mr. Rinehart retired from HF Ahmanson & Co. and its principal subsidiary, Home Savings of America, in 1998. Mr. Rinehart joined HF Ahmanson in 1989 and shortly thereafter was named President and Chief Operating Officer. He was named Chief Executive Officer in 1993 and also became Chairman in 1995 and served in these roles through 1998. Prior to joining H.F. Ahmanson, Mr. Rinehart was the Chief Executive Officer of Avco Financial Services from 1983 to 1989 and before that served in various positions of increasing responsibility at Fireman’s Fund Insurance Company. He is also a Director and non-executive Chairman of Verifone Holdings, Inc. and a Director of PMI Group Inc. Within the past five years, he also served as a Director of Safeco Corporation, Downey Financial Corp. and Downey Savings and Loan Association. Age 64.

Reasons for Mr. Rinehart’s Nomination:

Mr. Rinehart has been nominated to serve as a Director of the Company due to his extensive experience in financial services and insurance businesses, his prior and current leadership roles in several industry-leading companies and his general knowledge and experience in financial matters.

Theodore Shasta

Biographical data:

Mr. Shasta was elected to the Board of Directors in August 2009. Mr. Shasta is a former Senior Vice President and Partner of Wellington Management Company, a global investment advisor. At Wellington Management Company, Mr. Shasta specialized in the financial analysis of publicly-traded insurance companies, including both property-casualty and financial guarantee insurers. Mr. Shasta joined Wellington Management Company in March 1996 as a global industry analyst responsible for the insurance industry. In January 2008, Mr. Shasta became a portfolio advisor responsible for senior-level relationship management for existing institutional clients and consultants as well as development of new business, a position that he held until June 2009. In addition, effective January 1999, Mr. Shasta was elected Partner and was promoted to Senior Vice President, and served in such positions until he withdrew from the partnership in June 2009. He also served on Wellington Management’s Audit Committee from January 2004 to June 2009 and was Chair of that Committee from January 2008 until June 2009. Prior to joining Wellington Management Company, Mr. Shasta was a Senior Vice President with Loomis, Sayles & Company where he was an industry analyst responsible for the automotive, freight transportation and insurance industries. Before that, he served in various capacities with Dewey Square Investors and Bank of Boston. Mr. Shasta is a member of the Board of Directors of ACE Limited. Mr. Shasta is also a Trustee of The Worcester County Horticultural Society, a nonprofit organization. Age 59.

Reasons for Mr. Shasta’s Nomination:

Mr. Shasta has been nominated to serve as a Director of the Company due to his 25 years of experience as a financial analyst covering the insurance industry and the Company since it became a publicly traded entity, coupled with his in-depth understanding of economics, accounting and regulatory oversight of the financial guarantee industry and knowledge of the Company’s current operating environment.

Richard C. Vaughan

Biographical data:

Mr. Vaughan was elected to the Board of Directors in August 2007. He served as Executive Vice President and Chief Financial Officer of Lincoln Financial Group from 1995 until his retirement in May 2005. He joined Lincoln in July 1990 as Senior Vice President and Chief Financial Officer of Lincoln National’s Employee Benefits Division. In June 1992, he was appointed Chief Financial Officer for the corporation. He was promoted to Executive Vice President in January 1995. He was previously employed with EQUICOR from September 1988 to July 1990, where he served as a Vice President in charge of public offerings and insurance accounting. Prior to that, Mr. Vaughan was a Partner at KPMG Peat Marwick in St. Louis, from July 1980 to September 1988. Mr. Vaughan is a member of the Board of Directors of AXA Financial. Within the past five years, Mr. Vaughan was also a Director of DaVita Inc. and Bank of New York Co. Inc. Age 61.

Reasons for Mr. Vaughan’s Nomination:

Mr. Vaughan has been nominated to serve as a Director of the Company due to his extensive experience in financial services and insurance businesses, his board service and his general knowledge and experience in financial matters, including as a Chief Financial Officer.

The Board has elected Mr. Kearney as Chairman. In such capacity, he presides at non-management Director meetings. Shareholders or interested parties wishing to communicate with our Chairman or with the non-management Directors as a group may do so by contacting Mr. Kearney by regular mail sent to 1550 North State Parkway, #1002, Chicago, IL 60610.

Mr. Gilbert has been nominated to the Board to fill the seat that will be vacated by Dr. Laurence H. Meyer following the expiration of Dr. Meyer’s term at the 2011 Annual Meeting. See “Board of Directors corporate governance––Process for Director searches” for a description of the nomination process for Mr. Gilbert.

Messrs. Coulter and Lee were nominated pursuant to the terms of the Investment Agreement, as defined under “Certain relationships and related transactions” above. The Board recommends approval of Messrs. Coulter and Lee even without the requirements set forth in the Investment Agreement.

Director independence. The Company’s Board of Directors has determined in accordance with the independence standards set forth in the Board’s Corporate Governance Practices that each Director named below is an Independent Director and that none of the Directors named below has any material relationships with the Company. Such Independent Directors are: David A. Coulter, Claire L. Gaudiani, Steven J. Gilbert, Daniel P. Kearney, Kewsong Lee, Charles R. Rinehart, Theodore Shasta and Richard C. Vaughan. Laurence H. Meyer, who is not nominated for election, also meets the independence standards. In addition, each of the Directors named in the foregoing sentences qualifies as an “independent director” under the New York Stock Exchange Corporate Governance Listing Standards. These Independent Directors constitute a significant majority of the Company’s Board, consistent with the policy set out in the Company’s Corporate Governance Practices.

The Corporate Governance Practices include the following independence standards designed to assist the Board in assessing director independence, and can be found on the Company’s website, www.mbia.com under the “Ethics and Governance” tab. The terms “MBIA” and “the corporation” in the following standards refer to MBIA Inc.

“The Board shall consist of a significant majority of independent directors. Independent director means a director who:

•	is not a member of management or an employee and has not been a member of management or an employee within the last 5 years;

•	has no close family or similar relationship with a member of key management;

•	is not a lawyer, advisor or consultant to the corporation or its subsidiaries and does not have any personal service contracts with the corporation or its subsidiaries;

•

does not have any other relationship with the corporation or its subsidiaries either personally or through his or her employer which, in the opinion of the Board, would adversely affect the director’s ability to exercise his or her independent judgment as a director;

•	is not currently or has not been for five years a former employee of the independent auditor;

•	is not currently or has not been for five years an employee of any company whose compensation committee includes an officer of MBIA; and

•	is not an immediate family member of either of the two previous categories.

Because the corporation is a major financial institution, outside directors or the companies they are affiliated with will sometimes have a business relationship with the corporation or its subsidiaries. Directors and companies with which they are affiliated are not given special treatment in these relationships. The Board believes that the existence of a business relationship is not, in and of itself, sufficient to disqualify a director from being considered an independent director. The materiality of the relationships and the director’s own ability to exercise independent judgment should be evaluated, and external criteria for independence, such as those promulgated by the Securities and Exchange Commission, should be considered.

To help maintain the independence of the Board, all directors are expected to deal at arm’s length with the corporation and its subsidiaries and to disclose circumstances material to the director which might be perceived as a conflict of interest. The corporation shall disclose publicly compliance with the requirement that a majority of its Board is comprised of independent directors.”

The Board of Directors recommends unanimously that you vote FOR this proposal to elect eight incumbent Directors and to elect Mr. Gilbert as a new Director.

Vote necessary to elect eight incumbent Directors and to elect Mr. Gilbert as a new Director. Directors are elected by a plurality of the votes cast under applicable law.

Pursuant to the Company’s By-Laws, an incumbent Director who fails to receive a majority of votes cast “for” his or her election in an uncontested election will be required to tender his or her resignation no later than five business days from the date of the certification of the election results and, no later than 90 days from such certification, the Board will accept such resignation absent compelling reasons.

Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal. Abstentions from voting on the proposal and broker non-votes will have no effect on the outcome of the election or the resignation requirement.

Proposal 2: Approval of compensation paid to NEOs

In early 2009, we were among the first companies to adopt a “Say on Pay” policy. Our original Say on Pay policy required, among other things, the Board to submit to an advisory shareholder vote the actual compensation for the CEO and separately the compensation for the Company’s senior executives, as a whole, for a given performance year.

In January 2011, the SEC adopted rules implementing provisions of the Dodd–Frank Wall Street Reform and Consumer Protection Act of 2010 that require, among other things, registrants to conduct an advisory shareholder vote on overall executive compensation as generally described under the CD&A and in the “Executive compensation tables” sections of this proxy statement. The new rules also require registrants to conduct an advisory vote to determine the frequency of shareholder votes on executive compensation. As a result of the adoption of the new SEC rules, in February 2011, the Compensation Committee and the Board revoked the Say on Pay Policy and resolved to conduct the shareholder votes on NEO compensation in accordance with the new rules.

As required under the new process, you are being asked to vote to support or not support the compensation paid or awarded to the NEOs for 2010 as described pursuant to the compensation disclosure rules of the SEC, including under the CD&A and the “Executive compensation tables” sections of this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs, as disclosed under the CD&A and “Executive compensation tables” sections of this proxy statement.

For the reasons set forth in the CD&A you are being asked to vote to support or not support the adoption of the following resolution:

“RESOLVED, that the Company’s shareholders APPROVE, on an advisory basis, the compensation paid to the Company’s NEOs as disclosed pursuant to the compensation disclosure rules of the SEC, including under the CD&A and ‘Executive compensation tables’ sections of this proxy statement.”

The Board of Directors and the Company recommend that the shareholders vote FOR Proposal 2 to express their support for the compensation paid to the Company’s NEOs as disclosed pursuant to the compensation disclosure rules of the SEC, including under the CD&A and “Executive compensation tables” sections of this proxy statement.

Vote necessary to support NEO compensation. The shareholder vote on Proposal 2 is advisory in nature and therefore will not be binding on the Board. However, the Compensation and Governance Committee will take into account the results of the vote and discussions with individual large shareholders in considering annual NEO compensation in subsequent periods. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

Proposal 3: Vote on frequency of the shareholder vote on NEO compensation

You are also being asked to vote, on an advisory basis, whether you prefer that we seek such an advisory vote on NEO compensation every one, two, or three years. Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are required to hold an advisory shareholder vote to determine the frequency of the advisory shareholder vote on NEO compensation at least once every six years.

The following proposal gives our shareholders the opportunity to vote, on an advisory basis, on the frequency with which we include in our proxy statement an advisory vote, similar to Proposal 2 above, to approve or not approve our NEO compensation. By voting on this proposal, shareholders may indicate whether they prefer that we seek such an advisory vote every one, two, or three years. Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are required to hold at least once every six years an advisory shareholder vote to determine the frequency of the advisory shareholder vote on NEO compensation.

The Compensation and Governance Committee and Board of Directors determined that an advisory vote on NEO compensation that occurs every year is the most appropriate alternative for the Company. In reaching its determination, the Compensation and Governance Committee and the Board determined that an advisory vote every year would provide shareholders with the greatest opportunity to express their approval or disapproval of our NEO compensation.

You may cast your vote on your preferred voting frequency by selecting the option of holding an advisory vote on NEO compensation “EVERY YEAR,” as recommended by the Board of Directors, “EVERY TWO YEARS” or “EVERY THREE YEARS,” or you may “ABSTAIN.”

The Board of Directors recommends unanimously that you vote for an advisory vote on NEO compensation every year.

Vote necessary to support frequency vote. Your vote is not intended to approve or disapprove the recommendation of the Board of Directors. Rather, we will consider the shareholders to have expressed a preference for the option that receives the most votes. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

Proposal 4: Selection of independent auditors

Since its founding in 1986, MBIA has used PricewaterhouseCoopers LLP (PwC) as its independent auditor. From 1974 to 1986, PwC served the same role for MBIA’s predecessor organization, the Municipal Bond Insurance Association. During 2010, PwC examined the accounts of the Company and its subsidiaries and also provided tax advice and other permissible services to the Company. Upon recommendation of the Audit Committee, the Board has appointed PwC as the independent auditors of the Company for 2011, subject to shareholder approval.

We expect that one or more representatives of PwC will be available at the Annual Meeting to make a statement, if desired, and to answer questions from those shareholders present.

The Board of Directors recommends unanimously that you vote FOR Proposal 4 to hire PricewaterhouseCoopers LLP as independent auditors for the Company.

Vote necessary to hire PwC as auditors. The approval to hire PricewaterhouseCoopers LLP as independent auditors for the Company requires that the votes cast by shareholders favoring approval exceed the votes cast opposing approval. Abstentions from voting on the proposal and broker non-votes will have no effect on the outcome.

Other matters and shareholder proposals

The Board knows of no other business to be brought before the meeting other than what is set forth above. If other matters are introduced at the meeting, the individuals named as proxies on the enclosed proxy card are also authorized to vote upon such matters using their own discretion.

Shareholder proposals intended for inclusion in the proxy materials for the Company’s 2012 Annual Meeting of Shareholders must be received by the Company’s Secretary no later than November 23, 2011, which is 120 days prior to the anniversary of the mailing date for this proxy statement. Under the terms of the Company’s By-Laws, shareholders who wish to present an item of business at the 2012 Annual Meeting must provide notice to the Secretary of the Company at the Company’s principal executive offices not less than 60 days nor more than 90 days prior to the Annual Meeting (or if the Company does not publicly announce its Annual Meeting date 70 days in advance of such meeting date, by the close of business on the tenth day following the day on which notice of the meeting date is mailed to shareholders or publicly made).

Householding of Annual Meeting materials

The SEC permits companies to send a single copy of their annual report and proxy statement or Notice of Internet Availability of Proxy Materials to any household at which two or more shareholders reside if it appears that they are members of the same family. Each shareholder residing in the same household, however, will continue to receive a separate proxy card or voting instruction form. This procedure, referred to as “householding,” is intended to reduce the volume of duplicate information that shareholders receive and reduce mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this proxy statement and the attached annual report or Notice of Internet Availability of Proxy Materials will be sent to certain beneficial shareholders who share a single address, unless any shareholder residing at that address requested that multiple sets of documents be sent. If shareholders received one set of materials due to householding, they may revoke their consent for future mailings at any time and may request that a separate set of materials be sent to them by contacting Broadridge, either by calling toll-free at 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

By Order of the Board of Directors,

Ram D. Wertheim

Secretary

MBIA INC. 113 KING STREET ARMONK, NY 10504

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1. Election of Directors	For	Against	Abstain
1a Joseph W. Brown	☐	☐	☐	The Board of Directors recommends you vote for 1 YEAR frequency:	1 year	2 years	3 years	Abstain
1b David A. Coulter	☐	☐	☐	3. Advisory vote on the frequency of executive compensation votes.	☐	☐	☐	☐
1c Claire L. Gaudiani	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain
1d Steven J. Gilbert	☐	☐	☐

4.   To ratify the selection of PricewaterhouseCoopers LLP, certified public accountants, as independent auditors for the Company for the year 2011.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

						☐	☐	☐
1e Daniel P. Kearney	☐	☐	☐
1f Kewsong Lee	☐	☐	☐
1g Charles R. Rinehart	☐	☐	☐
1h Theodore Shasta	☐	☐	☐
1i Richard C. Vaughan	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:
	For	Against	Abstain
2. Advisory vote on executive compensation.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

This proxy is solicited by the Board of Directors for use at the Annual Meeting of MBIA Inc. on May 4, 2011.

The undersigned hereby appoints Daniel P. Kearney and Richard C. Vaughan and each of them the proxies and agents of the undersigned, each with power of substitution, to vote all shares of Common Stock of MBIA Inc. (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at MBIA Inc., 113 King Street, Armonk, New York, on Wednesday, May 4, 2011, at 10:00 a.m. (EDT), and at any adjournment thereof, with all the powers which the undersigned would possess if personally present, hereby revoking any prior proxy to vote at such meeting and hereby ratifying and confirming all that said proxies and agents or their substitutes or any of them may lawfully do by virtue hereof, upon the matters listed on the reverse side, as described in the MBIA Inc. Proxy Statement, receipt of which is hereby acknowledged, and in their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.

Continued and to be signed on reverse side